Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private or confidential. Excluded information is indicated by [***]. Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K, and the registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.
COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (this “Agreement”) is entered into as of October 8, 2026 (the “Effective Date”), by and between Biohaven Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 215 Church Street, New Haven, CT 06510 (“Biohaven”) and Ono Pharmaceutical Co., Ltd., a Japanese corporation, having its principal place of business at 8-2, Kyutaromachi 1-chome, Chuo-ku, Osaka-shi, Osaka 541-8564, Japan (“Ono”). Biohaven and Ono may be referred to herein individually as a “Party” or collectively as the “Parties.”
RECITALS
Whereas, Ono is a Japanese pharmaceutical company engaged in the research, development, manufacture and commercialization of pharmaceutical products and diagnostic reagents;
Whereas, Biohaven is a global pharmaceutical company that possesses intellectual property relating to pan IgG 1/2/4 degraders, including BHV-1300, BHV-1310 and BHV-1320; and
Whereas, Ono desires to obtain from Biohaven, and Biohaven desires to grant to Ono, an exclusive license to develop, manufacture, and commercialize Licensed Compounds and Licensed Products in the Field in the Territory, subject to the terms and conditions set forth herein.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ono and Biohaven hereby agree as follows:
AGREEMENT
ARTICLE 1
DEFINITIONS
1.1    “Accounting Standards” means (a) with respect to Biohaven, United States Generally Accepted Accounting Principles (“GAAP”), (b) with respect to Ono, International Financial Reporting Standards (“IFRS”), and (c) with respect to Ono’s Affiliates or Sublicensees, either GAAP or IFRS or such other generally accepted set of accounting principles as such entity may utilize, in each case of (a) through (c), consistently applied.

1.2    “Acquiree” has the meaning set forth in Section 16.6(c).
1.3    “Acquisition” has the meaning set forth in Section 16.6(c).
1.4    “Affiliate” means, with respect to any person or entity, any other person or entity that, now or in the future, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such first person or entity, but for only so long as such control exists. As used in this Section 1.4, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights, or corporate governance; or (b) direct or indirect beneficial ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.
1.5    “Agreement” has the meaning set forth in the Preamble.
1.6    “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any Governmental Authority having jurisdiction over or related to the subject item, all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.
1.7    “Arising IP” has the meaning set forth in Section 10.2.
1.8    “Arising Know-How” has the meaning set forth in Section 10.2.
1.9    “Arising Patents” has the meaning set forth in Section 10.2.
1.10    “ASEAN Country” means any of the member states of the Association of Southeast Asian Nations (ASEAN), as constituted from time to time, which, as of the Effective Date, comprise Brunei Darussalam, Cambodia, Indonesia, Lao People’s Democratic Republic (Laos), Malaysia, Myanmar, the Philippines, Singapore, Thailand, Timor-Leste and Vietnam, provided that each of the foregoing countries shall remain an ASEAN Country for purposes of this Agreement regardless of whether it subsequently ceases to be a member state of ASEAN. For clarity, once an ASEAN Country is included in the Territory pursuant to Section 3.6, such country will remain in the Territory even if it subsequently ceases to be a member state of ASEAN.
1.11    “Avilar Patents” has the meaning set forth in Section 1.86.
1.12    “Background IP” has the meaning set forth in Section 10.1.
1.13    “Biohaven” has the meaning set forth in the Preamble.
1.14    “Biohaven Arising IP” means Biohaven Arising Patents and Biohaven Arising Know-How and Biohaven’s interest in the Joint Arising IP.

1.15    “Biohaven Arising Know-How” means all Arising Know-How, excluding the Joint Arising Know-How, Controlled by Biohaven or its Affiliates. For clarity, Biohaven Arising Know-How shall be included in the Licensed Know-How.
1.16    “Biohaven Arising Patents” means all Arising Patents, excluding the Joint Arising Patents, Controlled by Biohaven or its Affiliates. For clarity, Biohaven Arising Patents shall be included in the Licensed Patents.
1.17    “Biohaven Patent” has the meaning set forth in Section 14.5.
1.18    “Biohaven Representative” has the meaning set forth in Section 12.2.
1.19    “Business Day” means a day other than Saturday, Sunday or a day within Biohaven’s corporate holidays (for Biohaven’s obligations) or Ono’s corporate holidays (for Ono’s obligations) or any other day on which commercial banks located in the State of New York, U.S. or Japan are authorized or obligated by Applicable Laws to close.
1.20    “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.
1.21    “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.
1.22    “Change in Withholding Tax Law” means Ono’s receipt of written advice from an internationally recognized counsel or tax advisor that it is required to deduct or withhold any amount of Taxes from any payments due to a change in Applicable Law after the Effective Date.
1.23    “Change of Control” means, with respect to a Party, (a) any acquisition, assignment, transfer, or other disposition, of all or substantially all of such Party’s business or assets by or to a Third Party, (b) any reorganization or combination, whether by operation of law or otherwise, including a consolidation and merger, of such Party with or into any other entity, (c) any change in the shareholding of such Party in which the shareholders of such Party immediately prior to such change own less than fifty percent (50%) of such Party immediately after such change, (d) any circumstances in which a Third Party obtains the power, directly or indirectly, to direct or cause the direction of the management or policies of such Party, or (e) the effectuation by the Party of a transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the Party is transferred.
1.24    “Claim” has the meaning set forth in Section 12.1.
1.25    “Clinical Supply Agreement” has the meaning set forth in Section 7.2.
1.26    “CMC” means chemistry, manufacturing, and control.
1.27    “CMO” means a contract manufacturing organization.

1.28    “Combination Product” means (a) any product that contains a Licensed Compound and one or more other active pharmaceutical ingredients, or (b) any combination therapy comprised of a Licensed Product and one or more other products, whether concurrently or sequentially administered, priced and sold in a single package or packaged separately but sold together for a single price, in each case of (a) and (b), including all dosage forms, formulations, presentations, line extensions and package configurations.
1.29    “Commercialization” means the conduct of all activities undertaken in support of the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the products to customers) of the products, including: (a) [***] (b) [***] and (c) [***]. “Commercialize” and “Commercializing” have correlative meanings.
1.30    “Commercially Reasonable Efforts” means, with respect to the performance of an obligation under this Agreement, (a) [***] would commonly use with respect to its own Development efforts, and (b) [***] for a similar biological or pharmaceutical product owned by it or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account [***]. It is understood that the level of efforts and resources required to satisfy Commercially Reasonable Efforts may change from time to time based upon changes in the foregoing factors. Notwithstanding the foregoing, to the extent Ono’s performance of an obligation under this Agreement is necessary for Biohaven to comply with an obligation under the Upstream License Agreement that is subject to “Reasonable Commercial Efforts,” Ono shall use efforts that are no less than such “Reasonable Commercial Efforts” standard, applied mutatis mutandis to Ono.
1.31    “Commercial Supply Agreement” has the meaning set forth in Section 7.2.
1.32    “Common Product Mark” has the meaning set forth in Section 6.3(a).
1.33    “Confidential Information” of a Party means all Know-How, materials, or other proprietary scientific, marketing, financial, or commercial information that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, whether before, on, or after the Effective Date. The existence and terms of this Agreement are the Confidential Information of both Parties, and the Licensed Know-How is the Confidential Information of Biohaven.
1.34    “Continuation Notice” has the meaning set forth in Section 8.2.
1.35    “Control” or “Controlled” means, with respect to any materials, Know-How, Patents, or other Intellectual Property, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such materials, Know-How, Patents or other Intellectual Property to the other Party, without (a) breaching the terms of any agreement with a Third Party or (b) the payment of any additional consideration to a Third Party (except for any payments arising under an Upstream License

Agreement) unless the Party receiving the applicable access, license or sublicense has agreed to make or reimburse such payments, to the extent necessary or useful for such Exploitation by such Party hereunder.
1.36    “Cover” means, with respect to a Valid Claim in a country and a compound or product, that such claim (for clarity, with respect to a Valid Claim of a patent application, if such pending claim were to issue in an issued patent without modification) would be infringed, absent a license, by the use, offer for sale, sale, or importation or other Exploitation of such compound or product in such country.
1.37    “Data Protection Laws” means any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction (as amended, consolidated or re-enacted from time to time) that relates to the protection of individuals with regards to the Processing of Personal Data.
1.38    “Declined Clinical Study” has the meaning set forth in Section 4.5(a).
1.39    “Develop” means to research or develop (including non-clinical, preclinical, clinical and CMC development), analyze, test, and conduct preclinical, clinical, and all other regulatory trials and submissions for regulatory approval for a compound or product, as well as all related regulatory activities and any and all activities pertaining to new indications, pharmacokinetic studies, including work on new formulations, new methods of treatment, new manufacturing methods and CMC activities. “Developing” and “Development” have correlative meanings.
1.40    “Developing Economies” means those countries that are designated by The World Bank or its successor organization as having economies that are low- and middle-income economies (excluding The People’s Republic of China and India, which shall not be considered countries with developing economies).
1.41    “Development Milestone Payment” has the meaning set forth in Section 8.2.
1.42    “Dispute” has the meaning set forth in Section 15.1.
1.43    “Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any license grant or other right from Ono, its Affiliates or Sublicensees under any Intellectual Property, to distribute finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies, and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country. For clarity, a Distributor of a Licensed Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by Ono or its Affiliates to Manufacture any such Licensed Product.
1.44    “Educational Materials” has the meaning set forth in Section 6.2(a).

1.45    “Effective Date” has the meaning set forth in the Preamble.
1.46    “Election Period” has the meaning set forth in Section 4.4(a).
1.47    “Existing New Product” has the meaning set forth in Section 1.97.
1.48    “Exploit” means to research, Develop, use, Manufacture, sell, offer for sale, distribute, Commercialize, import and export. “Exploiting” and “Exploitation” have correlative meanings.
1.49    “Family Patent” means, with respect to a particular Patent, (a) any other Patent (i) that claims or is entitled to claim priority to such Patent, (ii) to which such Patent claims or is entitled to claim priority, or (iii) that has common priority with such Patent; (b) any reissue, renewal, extension, substitution, continuation, continuation-in-part, and division, and all results of oppositions, reexaminations, supplemental examinations, and other review procedures of such Patent or any other Patent covered by the foregoing subsection (a); (c) any foreign counterpart of such Patent or any of the Patents covered by the foregoing subsection (a) or (b); and (d) any Patent issuing on such Patent or any application covered by any of the foregoing subsection (a), (b), or (c).
1.50    “Field” means the treatment, prevention and/or diagnosis of any and all diseases and conditions.
1.51    “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by Ono or any of its Affiliates or Sublicensees to a Third Party of a Licensed Product in a given country in the Territory, after Regulatory Approval has been granted with respect to such Licensed Product in such country; provided that, notwithstanding the foregoing, “First Commercial Sale” will not include (a) any sale of Licensed Product to any Third Party for use in clinical trials of Licensed Products, or under early access, compassionate use, named patient, indigent access, patient assistance or other similar reduced pricing programs and (b) any sales of Licensed Product among Ono, its Affiliates or Sublicensee unless such party is an end user or prescriber of the Licensed Product, provided that in the case of (a), [***].
1.52    “Follow-On Compound” has the meaning set forth in Section 11.6.
1.53    “Force Majeure Event” has the meaning set forth in Section 16.9.
1.54    “FTE” means a full-time employee or, in the case of less than a full-time employee, a full-time equivalent employee based on [***] person-hours per Calendar Year performing scientific or technical work (including scientific managerial work) undertaken by a Party’s employees, as applicable.
1.55    “FTE Costs” means, with respect to an activity and a given period, an amount equal to the product of the applicable FTE Rate and the applicable number of FTEs (or portion thereof) performing such activity during such period under this Agreement.

1.56    “FTE Rate” means USD $[***] per FTE, such amount to be increased or decreased, as of January 1 of each Calendar Year beginning with Calendar Year 2027 and annually thereafter to reflect the percentage change in the Consumer Price Index, as quoted by the U.S. Department of Labor, Bureau of Labor Statistics, during the previous twelve (12)-month period ending on July 31 of the previous Calendar Year.
1.57    “GAAP” has the meaning set forth in Section 1.1.
1.58    “Generic Product” means with respect to a Licensed Product in a country in the Territory, any pharmaceutical product sold in such country by a Third Party that is not a Sublicensee or Distributor of Ono and did not purchase such product from Ono or its Affiliates or Sublicensees in a chain of distribution that included any of Ono or its Affiliates, Sublicensees or Distributor, and that (a) contains the same active pharmaceutical ingredient as the Licensed Compound in such Licensed Product and is approved by the Regulatory Authority in such country as a generic, substitutable, interchangeable, therapeutically equivalent or other follow-on version of such Licensed Product, or (b) is approved, licensed or otherwise authorized for marketing in such country in reliance on any Regulatory Approval or Regulatory Filing for such Licensed Product. For clarity, any product manufactured, sold or authorized by Ono, its Affiliates or Sublicensees will not constitute a Generic Product.
1.59    “Global Clinical Study” means any and all clinical studies for the Licensed Product with clinical sites in at least one country in the Territory and at least one country outside the Territory.
1.60    “Global Common Cost” has the meaning set forth in Section 4.4(b).
1.61    “Global Development Plan” has the meaning set forth in Section 4.2(b).
1.62    “Good Reason” means [***].
1.63    “Government Pricing Requirement” means, with respect to a Licensed Product, any requirement imposing a “maximum fair price” pursuant to the Inflation Reduction Act or any other price control or negotiation and reduction mechanism imposed by a Governmental Authority in the United States, including “most favored nation” pricing requirements, executive orders or regulations mandating price parity with foreign markets, mandatory rebates, discounts or pricing caps imposed by such Governmental Authority, or any successor legislation or policy initiative that imposes government-mandated pricing constraints on such product, whether implemented through statute, regulation, executive action or administrative policy.
1.64    “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.65    “ICC” has the meaning set forth in Section 15.1(a).
1.66    “ICC Rules” has the meaning set forth in Section 15.1(a).
1.67    “IFRS” has the meaning set forth in Section 1.1.
1.68    “IND” means an investigational new drug application, clinical trial authorization or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.
1.69    “Indirect Taxes” means any value added, goods and services, harmonized sales and similar gross margin or turnover Taxes, any sales, use, or consumption Taxes, and any other similar Taxes.
1.70    “Indemnitee” has the meaning set forth in Section 12.3.
1.71    “Indemnitor” has the meaning set forth in Section 12.3.
1.72    “Infringement” has the meaning set forth in Section 10.5(a).
1.73    “Intellectual Property” means all worldwide intellectual property or industrial property rights created, arising under or recognized by any laws or Governmental Authority, including (a) Patents, (b) Know-How, (c) trademarks, service marks, logos, product names and slogans, symbols, trade dress, trade names, d/b/a’s, domain names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, and (d) published and unpublished works of authorship, whether or not copyrightable, including computer software programs, databases and other compilations of information, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, derivatives, translations, adaptations and combinations of the above.
1.74    “IRS” has the meaning set forth in Section 9.4(e).
1.75    “Joint Arising IP” means Joint Arising Patents and Joint Arising Know-How.
1.76    “Joint Arising Know-How” means all Arising Know-How Controlled by both Biohaven or its Affiliates and Ono or its Affiliates.
1.77    “Joint Arising Patents” means all Arising Patents Controlled by both Biohaven or its Affiliates and Ono or its Affiliates.
1.78    “JSC” has the meaning set forth in Section 3.1.
1.79    “JSC Co-Chairperson” has the meaning set forth in Section 3.2.
1.80    “Know-How” means all know-how, technology, trade secrets, information, data and other Intellectual Property, including pharmacological, toxicological, non-clinical,

preclinical and clinical data, analytical and quality control data, market research and business information. Notwithstanding the foregoing, Patents shall not be deemed as Know-How.
1.81    “Knowledge” means, with respect to a matter that is the subject of a given representation or warranty of a Party, the actual knowledge of an executive officer or another senior employee of such Party or its Affiliates who is responsible for relevant manufacturing, regulatory, finance, safety and medical, research and development, business development, commercial operations or legal matters, based on such individuals’ reasonable good-faith understanding of the facts and information in their possession and control, but without any duty to conduct any additional freedom-to-operate analysis, clearance searches or other investigations with respect to any Intellectual Property to the extent such investigations have not been conducted prior to the date hereof.
1.82    “Liaison” has the meaning set forth in Section 3.11.
1.83    “Licensed Compound(s)” means (a) the chemical compounds referred to internally by Biohaven as BHV-1300, BHV-1310 and BHV-1320 of which chemical structures are specified in Exhibit B, (b) any other pan IgG 1/2/4 degraders Covered by the Licensed Patents and (c) any backups, derivatives, analogs, modifications, salts, esters, solvates, hydrates, polymorphs, prodrugs, metabolites, isotopically labeled forms or other variants of any of the foregoing.
1.84    “Licensed IP” means the Licensed Patents and Licensed Know-How and Biohaven’s interest in any Patents or Know-How that constitute Joint Arising IP that are necessary or reasonably useful for the: (a) Exploitation of the Licensed Compounds or Licensed Products in the Field in the Territory; and (b) in the case Ono having its Step-in Right or Manufacturing right in accordance with Section 7.4 or 7.5 or electing to establish and qualify a Manufacturing site pursuant to Section 7.4(c), the Manufacture of Licensed Compounds or Licensed Products, in each case, in the Field outside the Territory solely for the Development, Commercialization or any other Exploitation of the Licensed Compounds and Licensed Products in the Field in the Territory.
1.85    “Licensed Know-How” means any and all Know-How, excluding the Joint Arising Know-How, Controlled by Biohaven or its Affiliates as of the Effective Date or at any time during the Term that: (a) relates to the Licensed Compounds or Licensed Products; and (b) is necessary or reasonably useful for (i) the Exploitation thereof in the Field in the Territory and (ii) in the case Ono having its Step-in Right or Manufacturing right in accordance with Section 7.4 or 7.5 or electing to establish and qualify a Manufacturing site pursuant to Section 7.4(c), the Manufacture of Licensed Compounds or Licensed Products, in each case, in the Field outside the Territory solely for the Development, Commercialization or any other Exploitation of the Licensed Compound and Licensed Product in the Field in the Territory. Notwithstanding the foregoing, Licensed Patents shall not be deemed as Licensed Know-How.
1.86    “Licensed Patents” means all Patents, excluding the Joint Arising Patents, Controlled by Biohaven or its Affiliates as of the Effective Date or at any time during the Term that Cover (a) the Development, Manufacture, Commercialization or other Exploitation of the

Licensed Compounds or Licensed Products in the Field in the Territory, and (b) in the case Ono having its Step-in Right or Manufacturing right in accordance with Section 7.4 or 7.5 or electing to establish and qualify a Manufacturing site pursuant to Section 7.4(c), the Manufacture of Licensed Compounds or Licensed Products, in each case, in the Field outside the Territory solely for the Development, Commercialization or any other Exploitation of the Licensed Compound and Licensed Product in the Field in the Territory, including those Patents set forth on Exhibit A. For clarity, [***].
1.87    “Licensed Product” means, subject to Section 3.7, any and all products containing the Licensed Compound as an active pharmaceutical ingredient, whether alone or in combination with other active pharmaceutical ingredients, components, or medical device. For clarity, any products containing the same Licensed Compound as an active pharmaceutical ingredient, whether alone or in combination with other active pharmaceutical ingredients, components or medical device, shall be deemed as one and the same Licensed Product, regardless of formulation or route of administration.
1.88    “Local Clinical Study” means any and all clinical studies for the Licensed Product with clinical sites solely within a Party’s Respective Territory.
1.89    “Losses” has the meaning set forth in Section 12.1.
1.90    “MAA” means a marketing authorization application or equivalent application, including any necessary Pricing and Reimbursement Approvals, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.
1.91    “Manufacture” and “Manufacturing” mean activities directed to manufacturing, having manufactured, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, stability testing, inventory control and management, storing and transporting the compounds or the products, whether such activities are conducted by a Party, its Affiliates or a Third Party contractor of such Party. Manufacture shall not include Development or Commercialization.
1.92    “Manufacturing Cost” means Biohaven’s fully-burdened cost of Manufacturing the Licensed Compound, Licensed Product or related substance, including: (a) [***]; and (b) [***].
1.93    “Manufacturing Technology Transfer Plan” has the meaning set forth in Section 7.6(b).
1.94    “Marketing Materials” has the meaning set forth in Section 6.2(a).
1.95    “Material Variance” has the meaning set forth in Section 4.9(c).
1.96    “Net Sales” means:

(a)    gross invoice price from the sale, lease or other transfer, practice or disposition of the Licensed Products, or from services performed using or constituting Licensed Products by Ono, its Affiliates or Sublicensees to Third Parties, except as set forth in clause (b) of this definition, less the following deductions, provided they actually pertain to the disposition of the Licensed Products and are separately invoiced:
(i)    all trade, quantity and cash discounts, rebates, chargebacks and similar payments actually paid to purchasers, including, national, state/provincial, local, and other governmental or other similar entities, and all discounts, credits and allowances on account of returns, rejections, outdating and recalls;
(ii)    customs charges, freight, postage, shipping, handling, insurance and other transportation costs in an amount [***] for the Licensed Products;
(iii)    duties, Taxes and other governmental charges levied on the sale, transportation, delivery or practice of the Licensed Products, including sales, use and value-added Taxes, customs duties and tariffs, but not including income Taxes;
(iv)    unpaid accounts or bad debt, including amounts invoiced in a prior period that are not collected and are written off as uncollectable, provided that the foregoing shall not exceed [***] of the amounts invoiced in clause (a) of this definition; and
(v)    any sales-based contributions actually made for Contributions for Drug Induced Suffering, Contribution for Measure for Drug Safety, or any similar contributions payable to PMDA or other Governmental Authorities or industry organizations in the Territory.
No deductions shall be made for any other costs or expenses, including commissions to independent contractors, agents or those on Ono’s, its Affiliates’ or Sublicensees’ payroll or for the cost of collection.
(b)    “Net Sales” shall not include the gross invoice price for the Licensed Products sold to, or services performed using the Licensed Products for, any Affiliate or Sublicensee unless such Affiliate or Sublicensee is an end-user of any Licensed Product, in which case such consideration shall be included in Net Sales at the average selling price charged to a Third Party during the same Calendar Quarter.
(c)    Subject to Sections 8.3(c), (d) and (e), there shall be no deductions, except as specified in this definition, made to Net Sales for the purpose of [***].

(d)    In the event that the Licensed Product is sold as a Combination Product, the Net Sales will be calculated by [***]. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Licensed Compounds and other active ingredient components that are included in the Combination Product, then the applicable Party shall be entitled to make a proportional adjustment to such prices in calculating the Net Sales of the Combination Product. If the weighted average sale price cannot be determined for the Licensed Product or other product(s) containing the single Licensed Compound or component(s), the calculation of Net Sales for Combination Products will be [***].
(e)    In no event will the Net Sales reported to Biohaven [***].
1.97    “New Product” means any product containing a Licensed Compound (a) [***] and (b) [***]. For clarity, a New Product shall not constitute a Licensed Product except as expressly provided in Section 3.7. For further clarity, subject to Section 3.7(a), [***] (each an “Existing New Product”) shall be a Licensed Product and not a New Product.
1.98    “Ongoing Studies” has the meaning set forth in Section 4.3.
1.99    “Ono” has the meaning set forth in the Preamble.
1.100    “Ono Arising IP” means Ono Arising Patents and Ono Arising Know-How and Ono’s interest in the Joint Arising IP.
1.101    “Ono Arising Know-How” means all Arising Know-How, excluding the Joint Arising Know-How, Controlled by Ono or its Affiliates.
1.102    “Ono Arising Patents” means all Arising Patents, excluding the Joint Arising Patents, Controlled by Ono or its Affiliates.
1.103    “Ono Fiscal Year” means each successive period of twelve (12) calendar months commencing on April 1 and ending on March 31.
1.104    “Ono Product Mark” has the meaning set forth in Section 6.3(c).
1.105    “Ono Representative” has the meaning set forth in Section 12.1.
1.106    “Out-of-Pocket Costs” means, with respect to a Party, costs and expenses incurred by such Party or its Affiliates and paid or payable to Third Parties (other than employees of such Party or its Affiliates) in accordance with applicable Accounting Standards.
1.107    “Party” or “Parties” has the meaning set forth in the Preamble.
1.108    “Patent Challenge” means any proceeding anywhere in the world challenging the validity, patentability, enforceability or non-infringement of any Licensed Patent, or opposing the issuance, grant or extension of any Licensed Patent or any supplementary protection certificate with respect thereto.

1.109    “Patents” means (a) all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings, provisional patent applications, non-provisional patent applications, and patent applications, or (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
1.110    “Patent Coordination Team” has the meaning set forth in Section 10.3.
1.111    “Personal Data” means any and all data regarding or reasonably capable of being used, alone or in combination with other information held by a Party, to locate or identify a natural person, household or device, or otherwise constitutes “personal data,” “personal information” or other similar term under applicable Data Protection Laws.
1.112    “Pharmacovigilance Agreement” has the meaning set forth in Section 5.5.
1.113    “PMDA” has the meaning set forth in Section 4.2(a).
1.114    “Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination, or decision of the applicable Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to any reimbursed (or insurance-covered) sale of such Licensed Product in such jurisdiction.
1.115    “Prior CDA” has the meaning set forth in Section 13.6.
1.116    “Processing” means the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, destruction, or anonymization of any Personal Data, and any other operation or set of operations that is performed on Personal Data or on sets of Personal Data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Data Protection Laws. “Process” or “Processed” have correlative meanings.
1.117    “Product Marks” means the trademarks for use in connection with the Commercialization of any Licensed Product, including trademarks, service marks, taglines, slogans, campaign names, program names, logos, generic names, international nonproprietary names, trade dress, style of packaging and Internet domain names used in connection with the Commercialization of such Licensed Product, including any trademark registration or application therefor or goodwill associated with any Product Mark, but excluding the Parties’ company names and company logos.
1.118    “Prosecute and Maintain” (including variations such as “Prosecution and Maintenance” and the like) means with respect to a particular Patent, the preparation, filing,

prosecution and maintenance, including any supplemental examinations, reexaminations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent.
1.119    “Publication” has the meaning set forth in Section 13.5(b).
1.120    “Publicly Traded Company” means an entity whose principal class of shares is listed on at least one recognized stock exchange or over the counter, provided its listed shares can be readily purchased or sold by the public. Shares can be purchased or sold “by the public” if the purchase or sale of such shares is not implicitly or explicitly restricted to a limited group of investors.
1.121    “Publishing Party” has the meaning set forth in Section 13.5(b).
1.122    “Qualified Sublicensee” means a Sublicensee which is a biotechnology or pharmaceutical company whose products or services primarily use biotechnology or pharmaceutical methods for their production, design or delivery, and together with its Affiliates, has any of (a) aggregate annual revenue for the fiscal year immediately preceding the effective date of the sublicense which is not less than $[***] or (b) total assets as of the end of the fiscal year immediately preceding the effective date of the sublicense of not less than $[***], or (c) a market capitalization or fair market value that exceeds $[***] at the end of the fiscal year immediately preceding the effective date of the sublicense.
1.123    “Quarterly Cost Forecast” has the meaning set forth in Section 4.9(b).
1.124    “Recall” has the meaning set forth in Section 7.7.
1.125    “Regulatory Activities” means, with respect to a given Licensed Product, all regulatory activities required to obtain or maintain Regulatory Approval of such Licensed Product in the Field in the Territory, including (a) preparing, obtaining and maintaining all Regulatory Filings and Regulatory Approvals for such Licensed Product; and (b) conducting communications and interactions with the relevant Regulatory Authorities for such Licensed Product.
1.126    “Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) of any applicable Regulatory Authority, including MAAs and Pricing and Reimbursement Approvals, that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other Commercialization of a Licensed Product in a given country or regulatory jurisdiction.
1.127    “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for the Licensed Products.

1.128    “Regulatory Filings” means any regulatory application, submission, notification, communication (including meeting minutes), correspondence, registration, briefing documents, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, Commercialize or otherwise Exploit a Licensed Compound or Licensed Product in a particular country or jurisdiction.
1.129    “Respective Territory” means, (a) with respect to Ono, the Territory, and (b) with respect to Biohaven, all countries and jurisdictions outside the Territory.
1.130    “Result of Stability Test” has the meaning set forth in Section 7.3(a).
1.131    “Review Period” has the meaning set forth in Section 13.5(b).
1.132    “Reviewing Party” has the meaning set forth in Section 13.5(b).
1.133    “ROFN Exercise Notice” has the meaning set forth in Section 11.6.
1.134    “ROFN Notice” has the meaning set forth in Section 11.6.
1.135    “Royalty Rate” has the meaning set forth in Section 8.3(a).
1.136    “Royalty Report” has the meaning set forth in Section 9.1(a).
1.137    “Royalty Term” has the meaning set forth in Section 8.3(b).
1.138    “Similar Local Clinical Study” has the meaning set forth in Section 4.5(a).
1.139    “Special Assistance” means assistance from a providing Party to the other Party upon request from such other Party, subject to agreement by the providing Party to provide such assistance, for the Exploitation of the Licensed Compound and Licensed Product by the other Party in the other Party’s Territory which exceeds the reasonable assistance provided by the providing Party under this Agreement and requires the providing Party’s significant effort and resources to provide such assistance to the other Party. Non-limiting examples of Special Assistance include: (i) attending face-to face meetings with Regulatory Authorities in the other Party’s Territory upon request from the other Party; and (ii) preparing materials which do not exist at the time of request from the other Party. For clarity, day-to-day communications between the Parties, provision of existing materials or files which have not been provided by the other Party or answering questions from the other Party shall not be deemed to be Special Assistance.
1.140    “Step-in Right” has the meaning set forth in Section 7.4(a).
1.141    “Sublicensee” means a Third Party to which Ono grants a sublicense under Section 2.2, under the Licensed IP, to Develop, Manufacture, Commercialize or otherwise Exploit any Licensed Compound or Licensed Product in the Field in the Territory, as the case may be, other than a Distributor.
1.142    “Supply Agreement” has the meaning set forth in Section 7.2.

1.143    “Supply Shortfall” has the meaning set forth in Section 7.4(a).
1.144    “Suspected Cessation of Development” has the meaning set forth in Section 14.4(a).
1.145    “Tax” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties, tariffs, Indirect Taxes or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
1.146    “Taxation Forms” means [***].
1.147    “Term” has the meaning set forth in Section 14.1.
1.148    “Terminated Scope” has the meaning set forth in Section 14.7(i).
1.149    “Territory” means (a) Japan, South Korea and Taiwan and (b) each ASEAN Country, subject to the limitations set forth in Section 3.6.
1.150    “Territory Development Plan” has the meaning set forth in Section 4.2(a).
1.151    “Third Party” means any entity other than Ono, Biohaven or an Affiliate of Ono or Biohaven.
1.152    “Third Party Terms” has the meaning set forth in Section 11.6.
1.153    “United States” or “U.S.” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.
1.154    “U.S. Residency Certificate” means a certification of residence issued by the IRS.
1.155    “Upstream License Agreement” means the Agreement, dated as of January 1, 2021, by and between Yale and Biohaven Therapeutics Ltd.
1.156    “Valid Claim” means a claim of (a) an issued and unexpired patent, or (b) a pending patent application which has been pending for no more than [***] years from the earliest priority date (included in Licensed Patents) that would be infringed, but for the rights granted to Ono under this Agreement, by the manufacture, sale or use of the relevant Licensed Product in the relevant country in the Territory which claim has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.157    “Withheld Amount” has the meaning set forth in Section 9.4(c).
1.158    “Working Group” has the meaning set forth in Section 3.12.
1.159    “Yale” means Yale University.
ARTICLE 2
GRANT OF LICENSES
2.1    License Grant to Ono.
(a)    Subject to the terms and conditions of this Agreement, Biohaven, on behalf of itself and its Affiliates, hereby grants to Ono, effective as of the Effective Date and solely during the Term, an exclusive (even as to Biohaven and its Affiliates, subject to Section 2.5), royalty-bearing, non-transferable (except as set forth in Section 16.6) license, with the right to grant sublicenses solely as provided in Section 2.2, under the Licensed IP to Exploit Licensed Compounds or Licensed Products, in each case, in the Field in the Territory; provided that, to the extent any Licensed Know-How is licensed to Biohaven or its Affiliates on a non-exclusive basis under the Upstream License Agreement, (i) the foregoing license to Ono under such Licensed Know-How shall be non-exclusive as to Yale, and (ii) subject to Section 2.5, Biohaven and its Affiliates shall not grant any Third Party a license under such Licensed Know-How in the Territory other than non-exclusive licenses solely to conduct Development activities in the Territory under the Territory Development Plan.
(b)    In the case Ono is granted its Step-in Right in accordance with, and subject to, Section 7.4(a), obtains a Manufacturing right under Section 7.5 or elects to establish and qualify a Manufacturing site pursuant to Section 7.4(c), Biohaven, on behalf of itself and its Affiliates, hereby grants to Ono, effective as of the date of obtaining the Step-in Right or Manufacturing right or making such election, as applicable, and for the duration of the remaining Term, a non-exclusive, royalty-free, non-transferable (except as set forth in Section 16.6) license, with the right to grant sublicenses solely as provided in Section 2.2, under the Licensed IP to Manufacture Licensed Compounds or Licensed Products, in each case, in the Field outside the Territory solely for the Development, Commercialization or any other Exploitation of the Licensed Compound and Licensed Product in the Field in the Territory; provided that, unless and until Ono obtains the Step-in Right under Section 7.4(a) or Manufacturing right under Section 7.5, Ono may exercise such license solely to establish and qualify such Manufacturing site in accordance with Section 7.4(c).
(c)     Biohaven shall not, and shall cause its Affiliates not to, assert against Ono, its Affiliates, subcontractors or Sublicensees any claim alleging that the Exploitation of any Licensed Compound or Licensed Product in the Territory during the Term (x) infringes any Patent Controlled by Biohaven or its Affiliates, or (y) misappropriates or constitutes unauthorized use of any Know-How Controlled by Biohaven or its Affiliates. Notwithstanding anything to the contrary herein, Biohaven does not grant to Ono hereunder any license or other rights under the Licensed IP to Exploit or any other right to any active ingredient or component Controlled by Biohaven or any of its Affiliates other than the Licensed Compounds solely because such active ingredient or component is included in a Licensed Product or Combination Product, provided, however, that, with respect to any Licensed Product or Combination Product containing, in addition to a Licensed Compound, another active ingredient or component Controlled by Biohaven or any of its Affiliates, the Parties shall negotiate in good faith so that Ono may Exploit such Licensed Product or Combination Product in the Territory.
2.2    Ono Sublicensing.
(a)    Ono shall have the right to grant sublicenses, through multiple tiers, under the licenses granted in Section 2.1 to its Affiliates and Third Parties, provided that (i) [***] and (ii) [***]. For clarity, Ono may appoint Distributors acting for or on behalf of Ono or its Affiliates without Biohaven’s consent, provided that no such Distributor is granted a sublicense under the licenses granted in Section 2.1. Following the execution of any such sublicense agreement with a Sublicensee, Ono shall provide (x) Biohaven with a copy of such sublicense agreement (which may be redacted to remove financial or any other terms to the extent not relevant to Biohaven’s rights or obligations under this Agreement), in each case no later than [***] days after execution of such sublicense agreement, and (y) Yale, at the address specified in the Upstream License Agreement, with a copy of such sublicense agreement and all amendments thereof, promptly, but in no event later than [***] Business Days, after execution thereof; provided that such sublicenses, agreements and amendments provided to Yale may be redacted for financial and other terms to the extent not relevant to Yale’s rights or obligations hereunder or under the Upstream License Agreement. Ono shall promptly notify Biohaven in writing of the termination of any such sublicense. For clarity, (1) a contractor shall not be deemed a Sublicensee solely by virtue of performing activities for or on behalf of Ono or its Affiliates; provided that any rights granted to such contractor do not extend beyond those reasonably necessary to perform such activities; and (2) Ono shall have the right to engage such contractors without Biohaven’s consent.
(b)    Ono will ensure that each sublicense granted under the licenses granted in Section 2.1 with each Sublicensee will be in writing and comply with all terms and conditions of this Agreement applicable to such Sublicensee and will require further sublicenses to comply with the terms and conditions hereof, in the same manner and to the same extent as Ono is bound hereby, and Ono shall remain fully responsible for compliance by the Sublicensees with the applicable terms and conditions of this Agreement. Without limiting the generality of the foregoing, each sublicense agreement shall provide that, if the applicable Sublicensee directly or indirectly commences, assists or participates in any Patent Challenge anywhere in the world with respect to any Licensed Patent other than a Biohaven Patent, Ono shall have the right to terminate such sublicense immediately and shall terminate such sublicense within the period required to enable Biohaven to comply with the Upstream License Agreement. For clarity, any attempted or purported grant of a sublicense by Ono in violation of this Section 2.2 shall be void and null, ab initio.
2.3    Reciprocal License Grant to Biohaven.
(a)    Subject to the terms and conditions of this Agreement, Ono, on behalf of itself and its Affiliates, hereby grants to Biohaven, effective as of the Effective Date and during the Term, a royalty-free, fully paid-up, non-transferable (except as set forth in Section 16.6), sublicensable (through multiple tiers) license solely as provided in Section 2.3(b), under the Ono Arising IP to the extent necessary or reasonably useful to: (a) perform Biohaven’s obligations under this Agreement, including with respect to the Territory Development Plan and any Global Clinical Study agreed upon by the Parties pursuant to Sections 4.2 and 4.4; (b) Manufacture the Licensed Compounds or Licensed Products in the Territory solely for the purpose of (i) seeking and obtaining Regulatory Approvals for, or Commercializing or otherwise Exploiting, the Licensed Compounds or Licensed Products outside the Territory and (ii) performing its obligations under the foregoing clause (a); and (c) Exploit the Licensed Compounds or Licensed Products outside the Territory. The license granted to Biohaven under the foregoing clause (c) shall be exclusive (even as to Ono and its Affiliates subject to Section 2.1(b)) and solely related to the Exploitation of the Licensed Compounds or Licensed Products outside the Territory, and the licenses granted to Biohaven under the foregoing clauses (a) and (b) shall be non-exclusive.
(b)    Biohaven shall have the right to grant sublicenses, through multiple tiers, under the license granted in Section 2.3(a) to its Affiliates and licensees of Licensed Compound or Licensed Product in Biohaven’s Respective Territory. Any such sublicense shall comply with the requirements set forth in Exhibit D of this Agreement, and Biohaven will ensure that each sublicense granted under the licenses granted in Section 2.3(a) will be in writing and comply with all terms and conditions of this Agreement applicable to such sublicensee and will require further sublicenses to comply with the applicable terms and conditions hereof, in the same manner and to the same extent as Biohaven is bound hereby, and Biohaven shall remain fully responsible for compliance by its sublicensees with such requirements and the applicable terms and conditions of this Agreement. For clarity, (i) a contractor shall not be deemed a sublicensee solely by virtue of performing activities for or on behalf of Biohaven or its Affiliates; provided that any rights granted to such contractor do not extend beyond those reasonably necessary to perform such activities; and (ii) Biohaven shall have the right to engage such contractors without Ono’s consent. Following the execution of any such sublicense agreement, Biohaven shall provide Ono with a copy of such sublicense agreement (which may be redacted to remove financial or any other terms to the extent not relevant to Ono’s rights or obligations under this Agreement), in each case no later than [***] days after execution of such sublicense agreement.
(c)    Ono shall not, and shall cause its Affiliates not to, assert against Biohaven, its Affiliates, subcontractors or sublicensees any claim alleging that (a) the Exploitation of any Licensed Compound or Licensed Product outside the Territory during the Term or (b) the Development under the Territory Development Plan or Manufacture of any Licensed Compound or Licensed Product in the Territory during the Term, in each case of (a) and (b), (x) infringes any Patent Controlled by Ono or its Affiliates, or (y) misappropriates or constitutes unauthorized use of any Know-How Controlled by Ono or its Affiliates, provided that, notwithstanding anything to the contrary herein, Ono does not grant to Biohaven hereunder any license or other rights under the Patent and Know-How Controlled by Ono to Exploit any active ingredient or component Controlled by Ono or any of its Affiliates even though such active ingredient or component is included in a Licensed Product or Combination Product, provided, however, that, with respect to any Licensed Product or Combination Product containing, in addition to a Licensed Compound, another active ingredient or component Controlled by Ono or any of its

Affiliates, the Parties shall negotiate in good faith so that Biohaven may Exploit such Licensed Product or Combination Product outside the Territory
2.4    Upstream License Agreement. The Parties acknowledge and agree that this Agreement, and the rights and licenses granted to Ono hereunder, are subject to the terms and conditions of the Upstream License Agreement and retained rights of Yale, Governmental Authorities and other Third Parties, as applicable, as set forth therein. Subject to Section 11.2(c), Ono shall, and shall cause its Affiliates and Sublicensees to, comply with all terms of the Upstream License Agreement applicable thereto or to the Exploitation of the Licensed Compounds or Licensed Products by or on behalf of Ono, its Affiliates or Sublicensees. Without limiting the foregoing, Ono shall perform, and shall cause its Affiliates and Sublicensees to perform, all such actions and provide such information, reports, access, cooperation and assistance as may be reasonably necessary to enable Biohaven and its Affiliates to comply with their obligations under the Upstream License Agreement, in each case, to the extent relating to this Agreement or the Exploitation of the Licensed Compounds or Licensed Products by or on behalf of Ono, its Affiliates or Sublicensees.
2.5    Retained Rights Generally; No Implied Licenses. Each Party retains all rights under its Intellectual Property that are not expressly granted to the other Party. Except as expressly set forth in this Agreement, neither Party will acquire any license or other Intellectual Property interest, by implication or otherwise, under or to any Intellectual Property Controlled by the other Party. All rights not expressly granted herein are hereby reserved. For the avoidance of doubt, notwithstanding the exclusive license granted to Ono in Section 2.1(a), Biohaven and its Affiliates retain the rights under the Licensed IP to (a) perform Biohaven’s obligations and exercise Biohaven’s rights under this Agreement (including with respect to the Territory Development Plan, any Global Clinical Study agreed upon by the Parties pursuant to Sections 4.2 and 4.4), and (b) Manufacture Licensed Compounds or Licensed Products in the Territory solely for the purpose of (i) seeking and obtaining Regulatory Approvals for, or Commercializing, Licensed Compounds or Licensed Products outside the Territory and (ii) performing its obligations under this Agreement.
2.6    Transfer of Know-How.
(a)    Biohaven Initial Know-How Transfer. [***], Biohaven shall provide to Ono copies of, or access to, tangible embodiments of the Licensed Know-How that are Controlled by Biohaven or its Affiliates as of the Effective Date and set forth in Schedule 2.6(a). For clarity, neither Biohaven nor any of its Affiliates shall have any obligation to reduce to tangible embodiments any Licensed Know-How, to the extent such embodiments do not exist as of the Effective Date. Upon request by Ono, Biohaven shall provide technical assistance and training without any charge relating to such initially transferred Know-How; provided that Biohaven’s obligation to provide such technical assistance and training at no charge shall not exceed an aggregate of [***] FTE hours. Any such technical assistance and training in excess of such amount shall be provided only upon mutual agreement of the Parties and reimbursed by Ono at the applicable FTE Rate. The scope, format and timeline for such technical assistance and training shall be discussed and agreed between the Parties in good faith.

(b)    Ongoing Licensed Know-How Transfer. During the Term, promptly upon the reasonable request of the other Party, (i) Biohaven shall provide Ono with copies of, or access to, tangible embodiments of the Licensed Know-How, and (ii) Ono shall provide Biohaven with copies of, or access to, tangible embodiments of any Ono Arising Know-How, in each case of (i) and (ii), that have not previously been provided by the requested Party to the requesting Party under Section 2.6(a) of this Agreement. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of Know-How under this Section 2.6(b). For clarity, neither Party shall have any obligation to reduce to tangible embodiments any Know-How to the extent such embodiments do not exist. Upon request from the other Party, the providing Party shall provide reasonable technical assistance and training without any charge relating to such transferred Know-How. The scope, format and timeline for such technical assistance and training shall be discussed and agreed between the Parties in good faith.
2.7    Use of Contractors. Subject to Section 2.2, each Party may perform its activities under this Agreement through one or more contractors, including Distributors, in its reasonable discretion, provided that each contractor will be bound by a written agreement that is consistent with the terms and conditions of this Agreement, including (a) terms regarding the confidentiality and non-use of Confidential Information no less stringent than those set forth in Article 13 and (b) terms requiring assignment to such Party of all Intellectual Property that is necessary or reasonably useful for or otherwise related to the Development, Manufacture and Commercialization of the Licensed Compounds or Licensed Products and that is developed by such contractor in the course of performing any such work. As between the Parties, each contracting Party will remain solely responsible for the activities allocated to each such contractor, and liable for the acts or omissions of such contractors to the same extent such contracting Party would if such contracting Party had done such work itself.
ARTICLE 3
JOINT STEERING COMMITTEE
3.1    Formation; Purposes. Within [***] days after the Effective Date, the Parties will form a joint steering committee (the “JSC”) to review, discuss and share information to maximize the value of the Licensed Compounds and Licensed Products in and outside the Territory and to ensure coordination of all Development, Manufacturing and Commercialization activities for the Licensed Compounds and Licensed Products. The JSC will be in existence from the date of its formation until the Parties mutually agree to disband the JSC.
3.2    Membership. Unless otherwise mutually agreed by the Parties, the JSC shall consist of [***] representatives of each Party, each with appropriate expertise. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities and who has knowledge and expertise in the Development of compounds and products similar to the Licensed Compounds or Licensed Products under this Agreement. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party. Biohaven will designate one of its JSC members as one of the co-chairpersons of the JSC and Ono will designate one of its members as the other co-chairperson of the JSC (each, a “JSC Co-Chairperson”). Each Party may invite non-voting employees, external advisors or consultants of that Party to attend JSC meetings, provided, however, a Party which desires to invite external advisors or consultants shall provide prior written notice to the other Party.
3.3    Meetings. The JSC will hold meetings at least twice per Calendar Year for so long as the JSC exists, unless the Parties mutually agree in writing to a different frequency. Either Party may also call an ad-hoc meeting of the JSC by providing at least [***] Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The JSC may meet in person or by audio or video conference as its representatives may mutually agree.
3.4    Meeting Minutes. The Liaisons (as defined below) will provide the members of the JSC with draft written minutes for approval from each meeting within [***] Business Days after each such meeting. The responsibility for preparing the minutes will alternate between each Party’s Liaisons on a meeting-by-meeting basis. If the minutes of any meeting of the JSC are not approved by the JSC (with each Party’s representatives on the JSC collectively having one (1) vote and without regard to the decision-making procedure set forth in Sections 3.8 and 3.9) within [***] Business Days after the meeting, the objecting Party will append a notice of objection with the specific details of the objection to the proposed minutes.
3.5    Specific Responsibilities. The JSC shall have the following responsibilities:
(a)    Inside the Territory. For activities inside the Territory, the JSC shall: (i) review proposed non-clinical studies, pre-clinical studies, clinical studies, selection of clinical sites and new indications, Manufacturing and Commercialization activities as well as Regulatory Activities in the Territory; (ii) [***]; (iii) review and approve the proposed Commercialization of any Licensed Product in ASEAN Countries as set forth in Section 3.6; (iv) [***]; and (v) perform such other functions expressly set forth in this Agreement or as the Parties may otherwise agree in writing. Also, Ono shall, beginning [***] months prior to the anticipated First Commercial Sale of such Licensed Product in the Territory, also provide Biohaven, at the JSC meeting, the [***] month forecast of anticipated gross sales and Net Sales of the Licensed Products in the Territory, with such forecast set forth by month. Such forecasts shall be non-binding and based on Ono’s then-current good faith estimates. For clarity and notwithstanding the foregoing, the matters which require approval of JSC shall be limited to (w) Commercialization in ASEAN Countries pursuant to Section 3.6, (x) following Ono’s election to participate in the Development of a New Product pursuant to Section 3.7, the plan and budget for Development activities for such New Product to be conducted in the Territory, (y) following both Parties’ agreement to participate in a proposed Global Clinical Study pursuant to Section 4.4, the plan and budget for activities to be conducted in the Territory as part of such Global Clinical Study and (z) the Manufacturing Technology Transfer Plan pursuant to Section 7.6(b).
(b)    Outside the Territory. For activities outside the Territory, the JSC shall: (i) review and discuss the Global Development Plan and information regarding non-clinical studies, pre-clinical studies, clinical studies, selection of clinical sites and new indications, [***];

(ii) [***]; (iii) [***]; and (iv) perform such other functions expressly set forth in this Agreement or as the Parties may otherwise agree in writing. For clarity and notwithstanding the foregoing, the JSC’s role in the matters set forth in this Section 3.5(b) is advisory in nature and does not require approval of JSC to be undertaken.
3.6    Commercialization in ASEAN Countries. Notwithstanding anything to the contrary in this Agreement, the Commercialization of any Licensed Product in each ASEAN Country will be subject to the prior mutual written agreement of the Parties. [***]
3.7    Existing New Products or New Products.
(a)    If Biohaven proposes to Develop an Existing New Product or a New Product, Biohaven shall provide Ono with a proposed Development plan and budget for such Existing New Product or New Product, provided however, if Biohaven desires to obtain a license from a Third Party to Develop such Existing New Product or New Product, Biohaven shall notify Ono sufficiently in advance of the execution of the license agreement with such Third Party in accordance with Section 3.7(b). Ono may elect, by written notice delivered within [***] days after receipt thereof, to participate in the Development of such Existing New Product or New Product. If Ono timely makes such election, the JSC shall review and approve the Development plan and budget for Development activities for such Existing New Product or New Product to be conducted in the Territory. As a condition to such participation, Ono shall agree: (i) to bear the expenses relating to Third Party license in accordance with Section 3.7(b) and (ii) to bear the costs for the Development of such Existing New Product or New Product pursuant to Section 4.4, 4.5 or 4.6, respectively, in accordance with the nature of such clinical studies or other studies. An Existing New Product shall remain a Licensed Product whether or not Ono elects to participate in Biohaven’s Development of it. If Ono does not timely elect to participate in the Development of a New Product, such New Product shall not constitute a Licensed Product under this Agreement, provided that Biohaven’s activities with respect to such Existing New Product or New Product in the Territory shall remain subject to Section 11.5. Notwithstanding the foregoing, if Ono desires to participate in the Development of the Existing New Product or New Product after its initial determination not to participate in the Development as specified above, Ono may have the right to notify Biohaven of its intention to do so, and the Parties shall negotiate the terms and conditions for such Ono’s participation in good faith. For clarity, any such participation shall be subject to mutually agreed terms and conditions.
(b)    Third Party Payment for Existing New Product or New Product.
If Biohaven desires to obtain a license under a Third Party’s Patent to Develop an Existing New Product or a New Product and Ono elects to participate in such Development in accordance with Section 3.7(a), then:
(i)    the Parties shall discuss whether to obtain such license; and
(ii)    Biohaven shall have the right to take the lead on negotiating the terms of each such license, including with the right to grant Ono a sublicense in the Territory, and Biohaven shall consult with Ono prior to making any proposal regarding, or otherwise agreeing to, the terms of any such license to the extent relating to the Existing New Product or New Product. For clarity, the terms of any such license that includes rights in the Territory shall be approved by the Parties before it is executed. Any upfront payment, milestone payment, royalty payment or any other payment to a Third Party in consideration for such license under Patents owned by such Third Party attributable to a country in the Territory shall be borne by Ono, provided, however, such payment shall not be subject to the royalty deduction under Section 8.3(e). Any upfront payment, milestone payment, royalty payment or any other payment to a Third Party in consideration for such license under Patents owned by such Third Party attributable to a country outside the Territory shall be borne by Biohaven. In the case where such Third Party license payment relates to a global license and is not directly allocable to any territory, the JSC shall discuss the appropriate allocation of such payments between the Parties and if the JSC cannot agree on such allocation, [***] percent ([***]%) of such payment shall be deemed the payments allocable to the Territory; and in the case where Third Party license payment relates to a license that includes the Territory and other major markets but is not a global license, and where such Third Party license payments are not directly allocable to any territory, the Parties will determine an appropriate allocation of such Third Party license payments that are allocable to the Territory, based upon the relative value of the Territory relative to the geographical scope of rights contained in such license.
(c)    If the Parties cannot agree on the terms of any such license, each Party may negotiate with such Third Party and enter into a license agreement for such Third Party’s Patent for its Respective Territory to Develop an Existing New Product or New Product.
3.8    Decision-Making; Escalation to Senior Executives. The Parties shall use good-faith efforts to achieve consensus regarding any actions. Each Party shall have one (1) vote, and the JSC shall make decisions only by unanimous consent. With respect to all matters subject to the governance of the JSC under this Agreement, if the JSC fails to reach agreement within [***] Business Days (or such longer period as agreed in writing by the Parties) after any matter subject was brought to the JSC for resolution, either Party may, by written notice to the other Party, have such disagreement referred to the senior executives of the Parties for resolution, who shall use good-faith efforts to meet and resolve such matter within [***] Business Days after it is referred to them. Any final decision mutually agreed to by the senior executives and set forth in writing shall be conclusive and binding on the Parties.
3.9    Deadlock and Final Decision-Making. If the senior executives are unable to reach consensus on any such matter during such period (or such longer period as agreed in writing by the Parties), then (a) Biohaven shall have the sole and final decision-making authority on any and all matters primarily relating to (x) the Development and Commercialization of the Licensed Compounds or Licensed Products outside the Territory, (y) the Manufacture of the Licensed Compounds or Licensed Products anywhere in the world, except for the matters over which Ono has final decision-making authority pursuant to Section 3.9(b)(ii) and (z) the overall design and conduct of any Global Clinical Study conducted by Biohaven pursuant to Section 4.4, but excluding the decision on the planned subject number in the Territory in such Global Clinical Studies in which Ono elects to participate and (b) Ono shall have the sole and final decision-making authority on any and all matters primarily relating to (i) the Development and

Commercialization of the Licensed Compounds or Licensed Products, in each case, in the Field in the Territory, including any amendments to the Territory Development Plan, provided however, (x) [***] and (y) [***], (ii) the final packaging and labeling and related finished-product activities for Licensed Products for use in the Field in the Territory and Manufacture of the Licensed Compounds or Licensed Products for the Territory upon Ono’s obtaining its Step-in Right under Section 7.4 or Manufacturing right under Section 7.5, (iii) planned subject number in the Territory in a Global Clinical Study in which Ono elects to participate and (iv) Territory-specific matters relating to any such Global Clinical Study in which Ono elects to participate and to any Ongoing Study, including safety monitoring for subjects in the Territory and the selection and operation of clinical sites in the Territory, subject to consistency with the applicable global protocol, JSC-approved plan and budget for the Territory activities and site-selection criteria. Notwithstanding Sections 3.8 and 3.9 and the foregoing, neither Party shall have the right to exercise its final decision-making authority on any matter (i) subject to Section 3.6 which shall require the agreement of both Parties, (ii) [***], (iii) [***] or (iv) that would reasonably be expected to have, based on either Party’s reasonable good-faith belief, a significant risk to patient safety in connection with the Exploitation of any Licensed Compounds or Licensed Products, or a material adverse impact on the other Party. If any matter described in this Section 3.9 remains unresolved, such matter may be submitted by either Party, upon written notice to the other Party, for resolution in accordance with Article 15.
3.10    Limitation of Authority. The JSC and each Party exercising its final decision-making authority under Sections 3.8 and 3.9 shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement, and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) impose any other obligations on either Party without the prior written consent of such Party.
3.11    Liaison. Within [***] Business Days of the Effective Date, each Party shall appoint one of its employees to act as a liaison (a “Liaison”). Each Party may replace its Liaison at any time, upon written notice to the other Party. The Liaisons shall be permanently invited as guests to participate in JSC meetings. The Liaisons themselves shall communicate regularly as reasonably required. The Liaisons will assist the JSC and JSC Co-Chairpersons in performing its oversight responsibilities and be responsible for the day-to-day communication of each Party’s activities under this Agreement and governance activities, such as for coordinating meetings of the JSC, the conduct of JSC meetings, and drafting, securing approval of, and circulating meeting minutes in accordance with Section 3.4.
3.12    Working Groups. Upon mutual agreement, the Parties may establish other committees or working groups (each, a “Working Group”) as they deem appropriate. Each Working Group will report to the JSC. Each Working Group shall have an equal number of representatives from each Party. A Working Group may be established on an ad hoc basis for purposes of a specific project. In no event shall the authority of a Working Group exceed that of the JSC.

ARTICLE 4
DEVELOPMENT
4.1    General. As between the Parties, except as expressly set forth in this Article 4, Ono (a) will be solely responsible for, at its own expense, all Development of the Licensed Compounds or Licensed Products in the Field in the Territory (including all Regulatory Activities related thereto such as obtaining and maintaining Regulatory Approvals), and (b) shall use Commercially Reasonable Efforts to Develop the Licensed Compounds and Licensed Products in the Field in the Territory. Biohaven shall provide Ono with reasonable support for Ono’s Development activities for the Licensed Compounds and the Licensed Products in the Field in the Territory at no charge except for mutually agreed Special Assistance, of which reasonable expense shall be borne by Ono. As between the Parties, except as expressly set forth in this Article 4, Biohaven will be solely responsible for, at its own expense, and use Commercially Reasonable Efforts for all Development of the Licensed Compounds or Licensed Products in the Field outside the Territory (including all Regulatory Activities related thereto such as obtaining and maintaining Regulatory Approvals).
4.2    Development Plan.
(a)    Territory Development Plan. The Development plan setting forth (a) the activities with respect to the clinical studies identified as BHV1300-302 and BHV1300-203 then contemplated to be conducted in the Territory, including Ongoing Studies and (b) any other clinical or pre-clinical activities required for obtaining Regulatory Approval in the Territory for a Licensed Product containing BHV-1300 (the “Territory Development Plan”) as of the Effective Date is attached as Exhibit F. The Parties may update the Territory Development Plan from time to time by mutual agreement through the JSC under this Agreement, including, for example, to incorporate activities conducted at any clinical sites in the Territory, add new indications, or conduct non-clinical studies or pre-clinical studies added to an Ongoing Study pursuant to Section 4.3 to the extent such activities fall within the scope of the definition of “Territory Development Plan”, provided however, each Party shall consider the other Party’s proposal regarding the Territory Development Plan in good faith and shall not unreasonably withheld, delayed or conditioned its consent. As between the Parties, Biohaven shall be the sponsor for the trials contemplated in the Territory Development Plan. Biohaven shall use Commercially Reasonable Efforts to conduct and complete the activities contemplated in the Territory Development Plan in the Territory in accordance with the Territory Development Plan in order for Ono to submit an MAA and obtain Regulatory Approval in Japan. Ono shall provide Biohaven with reasonable support, at its own expense, in connection with the trials contemplated in the Territory Development Plan, and shall bear all costs and expenses incurred in connection with the conduct of such trials in the Territory on and after the Effective Date, provided, however, such cost and expense shall be determined pursuant to Section 4.4, 4.5 or 4.6, respectively, in accordance the nature of such clinical studies or other studies. For clarity, the examples of such Ono’s reasonable support includes (i) review for the draft of the documents to be submitted to the Pharmaceuticals and Medical Devices Agency (the PMDA), (ii) recommendation and introduction to Biohaven candidates of clinical sites and key opinion leaders in Japan (and, upon request by Biohaven, participate in the meeting with clinical sites, key opinion leaders and CROs), (iii) participation in meeting preparations with Biohaven and meetings with the PMDA; provided that Biohaven remains solely responsible for all communications, submissions, representations and decisions relating to the PMDA and any Regulatory Authority; and (iv) sharing with Biohaven its overview and analysis of Biohaven’s clinical development strategy and progress of clinical Development in Japan.
(b)    Global Development Plan. The Development plan setting forth the clinical trial(s) for Licensed Compounds and Licensed Products conducted outside the Territory (“Global Development Plan”) as of the Effective Date is attached as Exhibit G. Biohaven shall share updates of the Global Development Plan at meetings of the JSC.
4.3    Ongoing Studies. As between the Parties, except to the extent otherwise provided herein, Biohaven shall be solely responsible for, and shall use Commercially Reasonable Efforts to conduct any non-clinical studies, preclinical studies, CMC development and clinical trials with respect to the Licensed Compounds and Licensed Products that are ongoing as of the Effective Date (“Ongoing Studies”) until completion thereof, at its own expense except that Ono shall bear the costs and expenses of activities conducted in the Territory as provided in Section 4.2(a) and this Section 4.3. The list of Ongoing Studies is attached as Exhibit E. If Ono elects to add one or more clinical sites in the Territory to an Ongoing Study, (a) Ono shall provide Biohaven with written notice of such election and, (b) the Working Group for such Ongoing Study shall promptly discuss and agree on the conduct of, and budget for, such Ongoing Study with respect to such clinical sites. For clarity, Biohaven shall not be obligated to add any clinical site in the Territory to an Ongoing Study unless and until the applicable Working Group has agreed upon the conduct of such Ongoing Study with respect to such clinical site. Ono shall provide reasonable support to Biohaven for, and shall bear all costs associated with, such clinical sites (including all costs incurred for study subjects enrolled at such sites) in accordance with Section 4.2(a). For the avoidance of any doubt, clinical studies identified as BHV1300-302 and BHV1300-203, which are Ongoing Studies, constitute Global Clinical Studies and the cost-allocation provisions of Section 4.4(b) shall apply to such studies.
4.4    Global Clinical Studies.
(a)    Other than an Ongoing Study governed by Section 4.3, either Party may propose to the other Party a new Global Clinical Study by providing a reasonably detailed written proposal. The other Party may, in its sole discretion, determine whether it agrees to participate in such new Global Clinical Study and shall notify the proposing Party in writing of its election to participate or not participate in such proposed Global Clinical Study within [***] days after the date on which the other Party has received high-level information regarding (i) a reasonably detailed written study plan for such proposed Global Clinical Study, (ii) a protocol synopsis for such proposed Global Clinical Study or other comparable high level information such as, for example, a study design study objective, planned sample size, study population, study treatment and primary or second end points, and (iii) a good-faith estimate of the expected costs (including a proposed budget) for such proposed Global Clinical Study (the “Election Period”). If the other Party fails to provide such written notice within the Election Period, it shall be deemed to have elected not to participate in such proposed Global Clinical Study, unless the Parties otherwise agree in writing. For clarity, the proposing Party may conduct its Development activities for such Global Clinical Study in its Respective Territory during the Election Period.
(b)    In the event both Parties agree to participate in a proposed Global Clinical Study, the JSC shall discuss in good faith and approve the Development plan and budget for the activities to be conducted in the Territory as part of such new Global Clinical Study. Biohaven shall be responsible for conducting such new Global Clinical Study inside and outside the Territory, provided that the activities conducted in the Territory shall be conducted in accordance with such JSC-approved Development plan and budget for such activities. Biohaven shall bear the costs incurred for study subjects enrolled outside the Territory for such Global Clinical Study. Ono shall support Biohaven in the conduct of such Global Clinical Study in the Territory and shall bear all costs and expenses incurred in connection with the conduct of such Global Clinical Study in the Territory, including all costs incurred for study subjects enrolled within the Territory for such Global Clinical Study, [***]. With respect to the cost and expenses for Development activities with regard to Global Clinical Study that are not specific to Development activities in each Party’s Respective Territory, which includes, for example, the project management, data management, pharmacovigilance support, statistical support and statistical analysis on a global basis (i.e. both of in and outside of the Territory) (“Global Common Cost”), such Global Common Cost shall be borne by the Parties [***].

(c)    To the extent contemplated by the JSC-approved Development plan and budget, Biohaven shall use Commercially Reasonable Efforts to design and conduct such Global Clinical Study in a manner that permits the enrollment of study subjects in the Territory, including through the inclusion of clinical sites in the Territory, to the extent scientifically, operationally and regulatorily feasible and reasonably necessary to support Regulatory Approval of the applicable Licensed Product in the Territory. For clarity, Biohaven shall not be obligated to conduct any new Global Clinical Study unless both Parties agree to participate in such Global Clinical Study and the JSC approves the applicable Development plan and budget.

4.5    Local Clinical Studies.
(a)    If the Parties do not agree to conduct a Global Clinical Study proposed by either Party in accordance with Section 4.4 regardless of whether due to the requirement by the Regulatory Authority or disagreement with the design, budget, endpoint or any other reason of or for such Global Clinical Study, then the proposing Party may conduct such study as a Local Clinical Study in its Respective Territory (“Declined Clinical Study”) at its sole cost and expense, subject to the governance of the JSC pursuant to Article 3, as applicable. In such event, if the Party that elected not to participate in such proposed Global Clinical Study conducts its Local Clinical Study in its Territory for substantially the same purpose, e.g., same indication, as the proposed Global Clinical Study at its own cost and expense (“Similar Local Clinical Study”) at the same or a similar time as the conduct of the Declined Clinical Study by the other Party in the other Party’s Respective Territory, each Party shall have the right to access, use, reference or otherwise exploit any data, results, Regulatory Filings or other regulatory materials generated from or in connection with Declined Clinical Study and Similar Local Clinical Study

conducted by the other Party, respectively without any additional payment. If the Party that elected not to participate in such proposed Global Clinical Study does not conduct its Similar Local Clinical Study in its Territory at the same or a similar time as the conduct of the Declined Clinical Study by the other Party in the other Party’s Respective Territory, such Party shall have no right to access, use, reference or otherwise exploit any data, results, Regulatory Filings or other regulatory materials generated from or in connection with Declined Clinical Study conducted by the other Party; provided that such Party may access and reference safety data generated from such Declined Clinical Study solely to the extent necessary to comply with Applicable Law in its Respective Territory. For clarity, in this case, the Party conducting the Declined Clinical Study shall have the right to access, use, reference or otherwise exploit any data, results, Regulatory Filings or other regulatory materials generated from or in connection with Similar Local Clinical Study conducted by the declining Party without any additional payment. If the declining Party desires to obtain the access to other data, results, Regulatory Filings or other regulatory materials generated from or in connection with Declined Clinical Study conducted by the other Party, the declining Party shall have the right to do so by paying the Access Fee to the other Party. “Access Fee” under this Section 4.5(a) means: (a) [***] ([***]%) of the Out-of-Pocket Cost for the Declined Clinical Study in Biohaven’s Respective Territory if the declining Party is Ono, and [***] ([***]%) of the Out-of-Pocket Cost for the Declined Clinical Study in the Territory if the declining Party is Biohaven; plus (b) a premium, equal to [***] ([***]%) of the Out-of-Pocket Cost for the Declined Clinical Study for Biohaven or Ono, as the case may be.
(b)    Subject to Section 4.5(a), either Party may conduct (i) a Local Clinical Study that is not a Declined Clinical Study or (ii) a Similar Local Clinical Study, in each case, in its Respective Territory, at its sole cost and expense, subject to the governance of the JSC pursuant to Article 3, as applicable.
4.6    Non-Clinical Study, Pre-Clinical Study or Other Study. If a Party desires to conduct a non-clinical study, pre-clinical study or any other study for the Licensed Compound or Licensed Product which is not specified under Section 4.3, 4.4 or 4.5, such Party shall propose such study at a JSC meeting. If the JSC determines that such study is related to or useful for the Development or Commercialization of the Licensed Compound or Licensed Product both in or outside the Territory, the JSC shall determine which Party will lead such study and the allocation of cost between the Parties for such study. If the JSC cannot agree on such responsibility and cost allocation, Biohaven shall be responsible for the conduct of such study and Biohaven shall bear [***] percent ([***]%) of such study cost and Ono shall bear [***] percent ([***]%) of such study cost, [***]. Notwithstanding the foregoing, if the JSC determines that such study is only related to or useful for a Party’s Respective Territory, such Party may conduct such study in its Respective Territory at its own cost.
4.7    Conduct of Development Activities. Each Party will perform all Development activities under this Agreement (a) in compliance with all Applicable Laws (including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted) and (b) subject to oversight by the JSC in accordance with Article 3.

4.8    Development Reports. At each JSC meeting unless otherwise mutually agreed by the Parties, each Party shall deliver to the JSC a reasonably detailed written report summarizing the material Development and Regulatory Activities conducted by or on behalf of such Party for the Licensed Compounds and Licensed Products since the preceding report. Additionally, Ono shall, within [***] days after the end of each Calendar Year, deliver to Biohaven an updated and revised copy of a plan for Developing and Commercializing the Licensed Products in the Field in the Territory, setting forth (a) Ono’s (and its Affiliates’ and Sublicensees’) progress and problems to date in Development and Commercialization of the Licensed Products, (b) a forecast and schedule of major events required to market the Licensed Products, and (c) a statement clearly indicating each product of Ono and its Affiliates and Sublicensees that constitutes a Licensed Product and which Licensed Patent claims each such Licensed Product.
4.9    Budget, Cost Reports and Reimbursement.
(a)    Annual Budget Forecast. No later than the [***] Business Day of December of each Calendar Year, Biohaven shall provide Ono with an updated good-faith forecast of Biohaven’s Development budget for the next Ono Fiscal Year in the Territory in reasonable detail.
(b)    Quarterly Cost Forecast. Within [***] Business Days after the end of each Calendar Quarter, Biohaven shall provide to Ono a written good-faith estimate of Biohaven’s projected Development costs relating to the Territory generated during such Calendar Quarter (a “Quarterly Cost Forecast”) for the Development and Regulatory Activities conducted or to be conducted by or on behalf of Biohaven in the Territory during the then-current Calendar Year (or, if such activities are planned beyond such Calendar Year, for such longer period as the Parties may reasonably agree), in each case in reasonable detail.
(c)    Notice of Material Variance. Biohaven shall promptly notify Ono in writing if Biohaven becomes aware that its actual Development costs or projected Development costs in the Territory are reasonably expected to vary (upward or downward) from the most recently delivered Quarterly Cost Forecast by both (i) more than [***]% and (ii) more than JPY [***] in the aggregate (a “Material Variance”), and shall provide reasonable supporting detail regarding the basis for such Material Variance.
(d)    Quarterly Invoicing; Payment and Reimbursement. The payment and reimbursement of Development costs relating to the Territory incurred by or on behalf of Biohaven during each Calendar Quarter shall be subject to Section 9.3.
ARTICLE 5
REGULATORY ACTIVITIES; DATA PRIVACY
5.1    Conduct of Regulatory Activities. As between the Parties, except with respect to Regulatory Activities for any clinical trial for which Biohaven is the sponsor under this Agreement pursuant to Article 4, Ono will be solely responsible for, and shall use Commercially Reasonable Efforts to conduct, at its own expense, all Regulatory Activities related to Licensed

Products in the Field in the Territory, including filing MAAs, obtaining and maintaining Regulatory Approvals for the Licensed Products in the Territory. Upon Ono’s request, Biohaven shall promptly provide reasonable support, without charge except for mutually agreed Special Assistance, of which reasonable expense shall be borne by Ono, to Ono in connection with such Regulatory Activities in the Territory.
5.2    INDs and CTAs. Except as otherwise agreed by the Parties or as set forth in the Territory Development Plan, Biohaven shall hold and maintain the IND and other primary sponsor-level Regulatory Filings for each Ongoing Study and any Global Clinical Study agreed to by the Parties pursuant to Section 4.4. With respect to each such study, unless otherwise agreed in the applicable development plan, (a) Ono shall be responsible, at its own expense, for preparing, submitting, holding and maintaining any clinical trial applications, clinical trial notifications, clinical trial authorizations and other local Regulatory Filings required to conduct such clinical trial in the Territory, and (b) Biohaven shall be responsible, at its own expense, for the corresponding local clinical trial applications, clinical trial notifications, clinical trial authorizations and other local Regulatory Filings required to conduct such clinical trial outside the Territory. Each Party shall provide reasonable support to the other Party in connection with the foregoing.
5.3    Information Sharing. Upon the other Party’s request, a Party shall provide the other Party with the meeting minutes of any meeting held with Regulatory Authority in its Respective Territory. Such meeting minutes may be the one made by the providing Party, and if possible, the providing Party shall provide the official meeting minutes made by the Regulatory Authority in its Respective Territory.
5.4    Right to Reference Regulatory Materials. Each Party hereby grants to the other Party, at no cost to such other Party, a right of reference to all Regulatory Filings filed by such Party, its Affiliates, (Sub)licensees for the Licensed Products that are Controlled by such granting Party solely for the purpose of seeking, obtaining and maintaining Regulatory Approvals for, and the Commercialization of, Licensed Products in such other Party’s Respective Territory, subject to Section 4.5(a). Each Party may grant sublicenses and further rights of reference under the foregoing right of reference to its Affiliates and, in the case of Biohaven, its (sub)licensees in its Respective Territory subject to Section 2.3(b), and, in the case of Ono, to Sublicensees subject to Section 2.2(a), in each case solely for such purpose and in accordance with this Agreement.
5.5    Pharmacovigilance and Drug Safety Agreement. Within [***] days after the Effective Date and prior to Biohaven’s IND filing for a clinical trial contemplated by the Territory Development Plan, the Parties will enter into a mutually acceptable drug safety data exchange agreement setting forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of global drug safety data for regulatory reporting (the “Pharmacovigilance Agreement”) and will revise such agreement for post-marketing surveillance purposes at an appropriate time before the receipt of approval of an MAA of a Licensed Product in the Territory.

5.6    Data Privacy. Each Party shall comply with all applicable Data Protection Laws in connection with any Personal Data collected, Processed, hosted or transmitted in performance of this Agreement, including in connection with any Development or Regulatory Activities, and shall maintain reasonable administrative, technical and physical safeguards designed to protect the security, confidentiality and integrity of such Personal Data and prevent unauthorized access to or use thereof. Prior to initiating any clinical trial or collecting or transferring any Personal Data under this Agreement, the Parties shall cooperate to enter into any data protection, data transfer or similar agreements necessary to comply with applicable Data Protection Laws, including applicable cross-border transfer requirements in the Territory, the United States and any other relevant jurisdiction.
5.7    Pharmacovigilance and Safety Data. Biohaven will establish and maintain, at Biohaven’s sole cost and expense, a global drug safety database for the Licensed Product. Consistent with Section 5.5, Ono will have the right to receive all safety data necessary from such global drug safety database for Ono to comply with all Applicable Law in the Territory in accordance with the terms and procedures set forth in the Pharmacovigilance Agreement.
ARTICLE 6
COMMERCIALIZATION
6.1    General. As between the Parties, Ono will be solely responsible for, and shall use Commercially Reasonable Efforts to conduct, at its own expense, all Commercialization activities for the Licensed Compounds and Licensed Products in the Field in the Territory, subject to the authority of the JSC.
6.2    Commercialization Materials.
(a)    Each Party shall have the right to develop and prepare, at its own expense, marketing, advertising and promotional materials concerning the Licensed Compounds and the Licensed Products for use in its Respective Territory (“Marketing Materials”), as well as training manuals and education and communication materials for its sales representatives for the Licensed Compounds and Licensed Products in its Respective Territory (“Educational Materials”). Any Marketing Materials or Educational Materials developed and used by each Party, its Affiliates and (sub)licensees shall be consistent with the Regulatory Approval therein and shall comply with all Applicable Laws. Each Party shall, through the JSC, provide such other Party with copies of (a) any Marketing Materials or Educational Materials developed by such first Party (or its Affiliates or (sub)licensees) and (b) any other materials, information and data prepared by such first Party (or its Affiliates or (sub)licensees) for the Commercialization of the Licensed Compounds and Licensed Products (and the applicable target market thereof) to the extent Controlled by such providing Party, including materials, information and data relating to detailing and sales force efforts, peer-to-peer programs and other promotional activities, medical affairs support, health economics and outcomes research, market access activities, an annual brand plan and sales performance against the applicable plan and forecast (including patient adoption and prescription data), in each case of (a) and (b), that the requesting Party reasonably believes would be reasonably useful for Commercialization in its Respective Territory. Notwithstanding the foregoing, with respect to the foregoing clause (b), the providing Party’s obligation will be limited to such materials, information and data to the extent and at the same level of detail that such Party typically includes in its commercial plans consistent with its usual and ordinary business practices, taking into account changes in Applicable Laws and the overall business and legal environment with respect to such Commercialization activities.
(b)    Each Party hereby grants to the other Party and its Affiliates and (sub)licensees a non-exclusive, royalty-free, fully paid-up license and right to use, reproduce, modify, translate, adapt, create derivative works from and otherwise exploit any Marketing Materials, Educational Materials and other materials, information and data provided under Section 6.2(a), solely for the Commercialization of the Licensed Compounds and Licensed Products in the other Party’s Respective Territory in accordance with this Agreement; provided that such other Party shall be solely responsible for ensuring that any such use, modification, translation, adaptation or derivative work complies with Applicable Laws, the applicable Regulatory Approval and this Agreement.
6.3    Product Trademarks.
(a)    Both Parties acknowledge and agree that Commercialization of the Licensed Product under a common brand name or product trademark throughout the world would be beneficial for both Parties in order to maximize the value of the Licensed Product. Each Party shall have the right (but not the obligation) to propose to the other Party a limited number of Product Marks under consideration for use in Commercializing the Licensed Product and shall consider in good faith any comments the other Party has on such Product Marks. If the Parties select one (1) Product Mark for, or a Party selects the same Product Mark that the other Party has decided to use, in Commercializing the Licensed Product (the “Common Product Mark”), then, subject to successful registration and approval of such Common Product Mark by the applicable Governmental Authorities, each Party shall use such Common Product Mark for Commercialization of the Licensed Product in its Respective Territory. Biohaven shall search for the possibility of obtaining the registration worldwide, and if confirmed, shall file the application for registration of the trademark rights for the Common Product Mark using counsel of its own choice at Biohaven’s cost outside the Territory and Ono’s cost inside the Territory. After registration in the applicable country in the Territory, Biohaven shall assign the rights to the Common Product Mark in such country in the Territory to Ono without requiring any compensation from Ono for such assignment, provided, however, that Ono shall be responsible for the maintenance of such trademark rights in the Territory at Ono’s sole costs after such assignment. Ono shall provide Biohaven with reasonable assistance and cooperation in connection with the prosecution, registration and maintenance of the Common Product Mark in the Territory, including by providing information and executing documents reasonably requested by Biohaven or any applicable Governmental Authority at Ono’s sole cost.
(b)    If the Parties do not reach an agreement on a Common Product Mark, each Party may use, for Commercializing the Licensed Product in countries in each Party’s Respective Territory, its own Product Mark it considers appropriate and which is reasonably suitable for the Licensed Product in such countries. Each Party shall own respectively all rights, title and interests in and to its own Product Mark throughout the world and shall have the sole right to register, prosecute and maintain its Product Mark using counsel of its own choice and at its own expense.
(c)    Each Party shall promptly notify the other Party in writing upon becoming aware of any infringement of a Common Product Mark or Ono’s Product Mark (“Ono Product Mark”) in the Territory, in which event the JSC shall promptly confer in good faith and determine how to proceed with any enforcement activity. Ono shall have the sole right, but not the obligation, to enforce the Common Product Mark or Ono Product Mark in the Territory at its own expense.
ARTICLE 7
MANUFACTURE AND SUPPLY
7.1    General Responsibilities. As between the Parties, Biohaven shall have primary responsibility for the global Manufacture and supply of the Licensed Compounds and bulk Licensed Products, including for supply to Ono, its Affiliates and Sublicensees for Development and Commercialization of Licensed Products in the Field in the Territory. Notwithstanding the foregoing, unless otherwise mutually agreed by the Parties in writing, Biohaven shall be responsible for the procurement of prefilled syringes, autoinjectors and other administration devices and the filling of such syringes, autoinjectors or other administration devices, the cost of which shall be included in the selling price of the Licensed Products to Ono. Ono shall be responsible, at its own expense, for the final packaging and labeling and related finished-product activities for Licensed Products for use in the Field in the Territory. Both Parties will cooperate together to examine formulation improvements (including stability improvements) using Commercially Reasonable Efforts.
7.2    Supply Agreement. Within [***] before the anticipated Regulatory Approval of a Licensed Product, the Parties will negotiate in good faith and execute a definitive commercial supply agreement, together with a quality agreement and any other ancillary agreements as the Parties may mutually agree, in each case governing the Manufacture and supply of the Licensed Compounds and Licensed Products by Biohaven to Ono for commercial use in the Field in the Territory (collectively, the “Commercial Supply Agreement”). The Parties acknowledge and agree that Ono’s audit rights with respect to Biohaven, its Affiliates or any CMO engaged by Biohaven for the Manufacture and/or supply of the Licensed Compounds or Licensed Products, and the procedures and cooperation required in connection with such audits (including access, on-site conduct, documentation review, and follow-up), shall be set forth in the applicable quality agreement. Promptly following the execution of this Agreement, the Parties shall discuss in good faith and execute a definitive clinical supply agreement governing the Manufacture and supply of the Licensed Compounds and Licensed Products by Biohaven to Ono for clinical (including Development) use in the Field in the Territory (the “Clinical Supply Agreement”) by a date mutually agreed by the Parties. For purposes of this Agreement, the Commercial Supply Agreement and the Clinical Supply Agreement shall be referred to collectively as the “Supply Agreement”. The Parties acknowledge that (a) the non-binding Manufacturing Guiding Principles set forth in Exhibit H are intended to guide their negotiation of the Supply Agreement, and (b) the Supply Agreement will contain terms and conditions aligned with the guiding principles set forth in this Article 7.
7.3    Supply Terms.
(a)    Ono shall purchase from Biohaven, and Biohaven shall supply to Ono, Ono’s, its Affiliates’ and Sublicensees’ requirements of the Licensed Compound and Licensed Products for the Development and Commercialization of the Licensed Products in the Field in the Territory, [***]. Biohaven shall ensure that, at the time of delivery to Ono, each lot of the Licensed Compounds or Licensed Products supplied hereunder has (x) [***] and (y) [***]; provided, however, that [***]. The specific terms of such supply shall be mutually agreed by the Parties under the applicable Supply Agreement. The title to, and risk of loss of, the Licensed Products shall pass to Ono upon the completion of export customs clearance of Licensed Products and delivery to Ono’s carrier via [***] (Incoterms 2020), and thereafter Ono shall be responsible for [***]. For clarity and notwithstanding the foregoing, Licensed Compound and Licensed Products supplied by Biohaven for Development shall not be subject to the requirements under (x) and (y) of this Section, except as otherwise agreed in the Clinical Supply Agreement.
7.4    Step-in Manufacturing Right for Supply Shortfall or Supply Inability by Biohaven.
(a)    If (i) for a period of [***] consecutive days, the aggregate quantity of the applicable Licensed Compounds and/or Licensed Products actually supplied by Biohaven to Ono (and/or Ono’s designee) is less than or equal to [***] percent ([***]%) of the aggregate quantity properly ordered by Ono in accordance with the Supply Agreement during such period (each, a “Supply Shortfall”); or (ii) Biohaven is unable to supply the formulated Licensed Products to Ono in accordance with the Supply Agreement (including due to a failure of Biohaven’s CMO(s) or any other reason within or outside of Biohaven’s control), then Ono shall have the right (the “Step-in Right”) to elect to Manufacture, or have Manufactured by Ono’s Affiliate or by a CMO selected by Ono (and approved in advance by Biohaven, such approval not to be unreasonably withheld, conditioned or delayed) in or outside the Territory, the applicable Licensed Compounds or Licensed Products for Development and Commercialization in the Field in the Territory for the duration of the remaining Term, subject to the terms of this Agreement and the Supply Agreement; provided, however, that no Step-in Right shall arise under clause (i) or (ii) to the extent the applicable Supply Shortfall or inability to supply is caused by [***], but Step-in Right shall arise under clause (i) or (ii) in the case of a Force Majeure Event. If the Supply Shortfall or inability to supply is solely related to the supply of any Licensed Product, whether in bulk solution form or filled in syringes or assembled in autoinjectors, and not related to the supply of any Licensed Compound, Ono’s Step-in Right shall be limited to the Manufacture of the Licensed Product and the Licensed Compounds shall continue to be supplied to Ono by Biohaven.
(b)    When Ono is granted the Step-in Right pursuant to Section 7.4(a), if Biohaven remedies the Supply Shortfall or inability to supply before Ono, its Affiliates or its CMO completes the establishment of the site for Manufacturing, the JSC shall discuss whether

(i) Ono may continue the Manufacturing of the Licensed Compound or Licensed Product, as the case may be, by itself, its Affiliates or CMO or (ii) Biohaven will resume supply of the Licensed Compound or Licensed Product to Ono in accordance with this Agreement and the Supply Agreement. If JSC agrees to elect to proceed under Section 7.4(b)(ii), Ono shall wind-down its Manufacturing activities within a reasonable time which will be agreed at JSC and after such wind-down, Ono shall purchase from Biohaven, and Biohaven shall supply to Ono, Ono’s, its Affiliates’ and Sublicensees’ requirements of the Licensed Compound and Licensed Products for the Development and Commercialization of the Licensed Products in the Field in the Territory in accordance with this Agreement and the Supply Agreement, [***]. If (x) [***], (y) [***], or (z) [***], Ono may, at its sole discretion, continue the Manufacture of the Licensed Compound and Licensed Product, as the case may be, for the Development and Commercialization of the Licensed Compounds or the Licensed Products in the Field in the Territory, [***], unless the Parties agree otherwise.
(c)    Notwithstanding the foregoing, during the Term, Ono may, at its sole cost and expense, establish and qualify, itself or through an Affiliate or a CMO selected by Ono a Manufacturing site in or outside the Territory in anticipation of Ono Manufacturing Licensed Compounds or Licensed Products after expiration of the last-to-expire Royalty Term in accordance with this Agreement. Ono may conduct activities reasonably necessary to establish and qualify such Manufacturing site, including technology transfer and engineering and validation activities, but shall not use any Licensed Compounds or Licensed Products Manufactured at such site for Development or Commercialization prior to the expiration of the last-to-expire Royalty Term.
7.5    Mutual Agreement Manufacturing Right.
Notwithstanding the foregoing Sections 7.1 to 7.4, the Parties may, but are not obligated to, mutually agree that: (i) Ono may Manufacture the Licensed Compound and Licensed Product by itself, or through its Affiliates or a CMO, for its requirements in the Territory, or (ii) Biohaven may supply Ono with the Licensed Compound and Ono may Manufacture in or outside of the Territory the Licensed Product by itself, its Affiliates or CMO for its requirements in the Territory, which Manufacture shall include the procurement of prefilled syringes, autoinjectors and other administration devices and the filling of such syringes, autoinjectors or other administration devices, subject to the terms of this Agreement and the Supply Agreement.
7.6    Audit and Technology Transfer under Step-in Right or Mutual Agreement Manufacturing Right.
(a)    If Ono is granted its Step-in Right under Section 7.4 or Manufacturing right under Section 7.5 or elects to establish and qualify a Manufacturing site pursuant to Section 7.4(c), Ono shall allow Biohaven, its Affiliate or designated personnel, upon reasonable prior notice from Biohaven and at Biohaven’s expense, to perform quality audits no more than [***] per Calendar Year, during regular business hours, of any Manufacturing site used by Ono, its Affiliates or any CMO to Manufacture any Licensed Compounds or Licensed Products under this Agreement, solely to the extent such audit is: (i) required by any Regulatory Authority; (ii)

reasonably necessary in connection with any technology transfer relating to a Licensed Product; or (iii) for cause. Ono shall make available to Biohaven, for Biohaven’s review during such audit, Ono’s Manufacturing records and other relevant documentation relating to the Licensed Compounds and Licensed Products for the purposes of assuring quality and compliance with all Applicable Laws. Such audits will last for not more than [***] days.
(b)    If Ono is granted its Step-in Right under Section 7.4 or Manufacturing rights under Section 7.5, elects to establish and qualify a Manufacturing site pursuant to Section 7.4(c), or at such other time as the Parties may mutually agree, the JSC shall promptly discuss and agree on a Manufacturing technology transfer plan (the “Manufacturing Technology Transfer Plan”), pursuant to which Biohaven shall, [***], transfer to Ono or its designated Affiliate or CMO, to the extent not previously made available to Ono or its Affiliates pursuant to this Agreement, the Know-How Controlled by Biohaven or its Affiliates that is necessary to enable Ono or such Affiliate or CMO to Manufacture the applicable Licensed Compounds or Licensed Products for Development and Commercialization in the Field in the Territory, including [***], in each case, existing as of the finalization date of the Manufacturing Technology Transfer Plan or such other date as specified in the Manufacturing Technology Transfer Plan. The JSC will oversee each Party’s activities under the Manufacturing Technology Transfer Plan and will review, discuss, and determine whether to approve any updates to the Manufacturing Technology Transfer Plan.
7.7    Recall. If a recall, withdrawal, or correction (including the dissemination of relevant information) of any Licensed Product in a Party’s Respective Territory (a “Recall”) is required by a Regulatory Authority of competent jurisdiction, or if a Recall is deemed advisable by such Party in its sole discretion, then such Party shall promptly so notify the other Party in advance of the earlier of (a) initiation of a Recall, or (b) the submission of plans for such an action to a Regulatory Authority. Promptly after being notified of a Recall, each Party shall provide the other Party with such assistance in connection with such Recall as may be reasonably requested by such other Party. All costs and expenses in connection with a Recall in a Party’s Respective Territory, including the costs and expenses related to the dissemination of relevant information, shall be borne by such Party, except to the extent the Recall results from the other Party’s (i) breach of this Agreement, the Supply Agreement or violation of Applicable Law, (ii) negligence or willful misconduct or (iii) Exploitation of the Licensed Product, in which case such costs and expenses shall be borne by the other Party. Each Party shall handle exclusively the organization and implementation of all Recalls of Licensed Products in its Respective Territory and have decision making right on such Recalls of Licensed Products in its Respective Territory.
ARTICLE 8
PAYMENTS
8.1    Upfront Payment. In consideration for the rights granted to Ono hereunder, Ono will pay to Biohaven a one-time, non-creditable and non-refundable upfront payment in the amount of Eighty Million U.S. dollars (USD $80,000,000) in accordance with the terms of Section 9.2 within [***] Business Days after Ono’s receipt of the relevant invoice and relevant Taxation Forms. In the event that, prior to Ono’s payment of the amount described above, the

Japanese tax authority objects to the Taxation Forms, Biohaven and Ono shall fully cooperate to mitigate and eliminate any applicable withholding Taxes prior to Ono’s payment to Biohaven under this Section 8.1, including by curing any errors and re-submitting the Taxation Forms, and Ono shall remit the upfront payment to Biohaven without any deduction or withholding for Taxes within [***] Business Days of such re-submission; provided that, if Biohaven decides to receive payment without re-submitting the Taxation Forms, Biohaven shall inform Ono in writing of such decision and Ono shall remit the upfront payment to Biohaven within [***] Business Days after Ono’s receipt of the relevant invoice, subject to any deduction or withholding for Taxes required by Applicable Law in accordance with Section 9.4.
8.2    Development Milestone Payment. In further consideration for the rights granted to Ono hereunder, Ono will pay to Biohaven a one-time, non-creditable and non-refundable development milestone payment (the “Development Milestone Payment”) in the amount of Twenty Million U.S. dollars (USD $20,000,000) upon Ono’s receipt all of the Result of Stability Test and Ono’s decision to continue the Exploitation of the Licensed Compound and Licensed Product in the Territory. Ono’s decision as to whether to continue the Exploitation (“Continuation Notice”) shall be provided by Ono in writing to Biohaven promptly, but in no event later than [***] Business Days, after Ono’s receipt of the complete Result of Stability Test. In the event Ono provides the Continuation Notice stating that Ono will continue with the Exploitation of the Licensed Compounds and Licensed Products in the Territory, Biohaven will submit to Ono an invoice for the Development Milestone Payment. In the event Ono provides the Continuation Notice stating that Ono will not continue with the Exploitation of the Licensed Compounds and Licensed Products in the Territory, or Ono fails to provide the Continuation Notice within such [***] Business Day period, this Agreement shall terminate immediately and Ono shall not be required to pay the Development Milestone Payment to Biohaven. Within [***] Business Days following Ono’s receipt of such invoice and relevant Taxation Forms , Ono will remit the Development Milestone Payment to Biohaven in accordance with the terms of Section 9.2; provided that if Biohaven informs Ono that Biohaven does not intend or is unable to provide such Taxation Forms, Ono shall, within [***] Business Days following Ono’s receipt of such invoice, remit the Development Milestone Payment to Biohaven, subject to deduction or withholding for Taxes required by Applicable Law in accordance with Section 9.4.
8.3    Royalty Payments.
(a)    Royalty Rate. In partial consideration for rights granted to Ono hereunder, subject to the remainder of this Section 8.3, Ono will pay to Biohaven royalties at the rate of [***] percent ([***]%) on Ono’s Net Sales of all Licensed Products in the Territory in each Calendar Quarter during the Royalty Term (the “Royalty Rate”). Such royalty shall be calculated in Japanese Yen and payable in U.S. dollars in accordance with Section 9.2.
(b)    Royalty Term. Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis beginning upon the First Commercial Sale of such Licensed Product in such country in the Territory and continuing until the latest of: (i) the expiration of the regulatory exclusivity period for such Licensed Product in such country; (ii) the expiration of the last Valid Claim of a Licensed Patent Covering the composition-of-matter, formulation, method of use or manufacture of the applicable Licensed Compound or Licensed Product in such country; and (iii) nine (9) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”), in each case, subject to earlier termination as set forth in Section 8.3(c).
(c)    Generic Product Reduction. If, during the Royalty Term for a Licensed Product in a country in the Territory, one or more Generic Products of such Licensed Product is launched in such country, then: (i) if the sales volume of such Licensed Product in any Calendar Quarter decreases by [***] percent ([***]%) or more compared to the average sales volume of such Licensed Product in the four (4) Calendar Quarters immediately preceding the Calendar Quarter in which such Generic Product was first launched in such country, the Royalty Rate applicable to Net Sales of such Licensed Product in such country for such Calendar Quarter shall be reduced by [***] percent ([***]%), subject to Section 8.3(f); and (ii) if the sales volume of such Licensed Product in any Calendar Quarter decreases by [***] percent ([***]%) or more compared to the average sales volume of such Licensed Product in the four (4) Calendar Quarters immediately preceding the Calendar Quarter in which such Generic Product was first launched in such country, the Royalty Term for such Licensed Product in such country shall end immediately following such Calendar Quarter.
(d)    No Valid Claim. On a Licensed Product-by-Licensed Product and country-by-country basis during the Royalty Term, in the event that none of the composition-of-matter, formulation, method of use or manufacture of the applicable Licensed Compound or Licensed Product is Covered by a Valid Claim of a Licensed Patent in such country, then the Royalty Rate applicable to Net Sales of such Licensed Product in such country shall be reduced by [***] percent ([***]%) for the remainder of the applicable Royalty Term, subject to Section 8.3(f).
(e)    Third Party Royalty Payment. Except as otherwise provided in Section 3.7(b):
(i)    If either Party believes it necessary to obtain a license under a Third Party’s Patent in connection with the Development, Manufacture (in Ono’s case, only in the event that it is granted Step-in Right or Manufacturing right under Section 7.4 or 7.5), Commercialization or any other Exploitation of a Licensed Compound (including, for clarity, any new formulation or delivery vehicle used for a Licensed Compound) or Licensed Product by Biohaven or Ono or their Affiliates in (or for) one or more countries in the Territory (or to seek global rights with respect thereto) in accordance with this Agreement, the Parties shall discuss whether to obtain such license.
(ii)    Biohaven shall have the right to take the lead on negotiating the terms of each such license for one or more countries in the Territory and if Biohaven does not take such lead, then Ono may do so; provided that in either case, (i) Ono shall have final decision-making authority with respect to the decision to enter into such a license and the terms of any such license for the Territory, provided that any dispute over whether any payment under such license is subject to the royalty deduction in this Section 8.3(e) shall be resolved under Article 15; (ii) Biohaven shall have final-decision making authority with respect to the decision to enter into such a license and the terms of any such license for outside of the Territory, (iii) the Party obtaining such license shall negotiate such license to grant to the other Party a sublicense thereunder to practice same within the Territory if appropriate and to the extent possible; (iv) the Party obtaining such license shall consult with the other Party prior to making any proposal regarding, or otherwise agreeing to, the terms of any such license, in each case ((i), (ii) , (iii) and (iv)), to the extent relating to a Licensed Product. The acceptance of the terms of any such license must be approved by the Parties before it is executed (subject to the final decision-making authority of each Party as set forth above).
(iii)    In entering into Third Party license agreements as contemplated by this Section 8.3(e), the Parties shall negotiate and structure such arrangements with Third Parties in a fair and equitable manner. Any upfront payment, milestone payment, royalty payment or any other payment to a Third Party in consideration for such license under Patents owned by such Third Party attributable to a country in the Territory shall be borne by Ono, provided, however, Ono shall be permitted to deduct [***] percent ([***]%) of any such payment due to such Third Party in a Calendar Quarter on such Licensed Product in such country in the Territory against the royalty otherwise payable by Ono to Biohaven on such Licensed Product in such Calendar Quarter in such country in the Territory, provided, that Ono may carry over such payments to such Third Party which are incurred or accrued and are not deducted from royalty payable to Biohaven in such Calendar Quarter, and deduct it from any royalty that would be payable by Ono to Biohaven for such Licensed Product in such country in the Territory in any of the [***] subsequent Calendar Quarters. Biohaven shall be responsible for the upfront payment, milestone payment, royalty payment or any other payment to a Third Party in consideration for such license under Patents owned by such Third Party attributable to a country outside the Territory. In the case where such Third Party license payment relates to a global license and is not directly allocable to any territory, [***] percent ([***]%) of such payment shall be deemed the payments allocable to the Territory; and in the case where Third Party license payment relates to a license that includes the Territory and other major markets but is not a global license, and where such Third Party license payments are not directly allocable to any territory, the Parties will determine an appropriate allocation of such Third Party license payments that are allocable to the Territory, based upon the relative value of the Territory relative to the geographical scope of rights contained in such license.
(f)    Maximum Amount of Royalty Reduction. In no event will the Royalty Rate for a Licensed Product in a country in the Territory be reduced by more than [***] percent ([***]%) in the aggregate as a result of the reductions set out in Sections 8.3(c)(i), 8.3(d) and 8.3(e), in each case, in any Calendar Quarter during the Royalty Term for such Licensed Product in such country.
(g)    Third Party Payments; Inventor Compensation. As between the Parties, (i) Biohaven shall be solely responsible for all its payment obligations to Third Parties under agreements entered into by Biohaven relating to the Licensed Compounds or Licensed Products, whether entered into prior to or during the Term, and (ii) subject to Section 8.3(e), Ono shall be solely responsible for all its payment obligations to Third Parties under agreements entered into by Ono relating to the Licensed Compounds or Licensed Products entered into during the Term. Each Party shall be solely responsible for all payments to its own inventors of its respective Background IP and Arising IP, as applicable, including payments under inventorship compensation laws.
ARTICLE 9
PAYMENT; RECORDS; AUDITS
9.1    Payment; Reports.
(a)    Royalty payments due from Ono to Biohaven under Section 8.3 will be calculated and reported for each Calendar Quarter. Ono will provide Biohaven with a written report (“Royalty Report”) within [***] days after the end of each Calendar Quarter, setting forth, on a Licensed Product-by-Licensed Product and country-by-country basis, (i) the number or amount, as applicable, of the Licensed Products Manufactured, sold, practiced, leased or otherwise transferred or disposed of by or on behalf of Ono, its Affiliates or Sublicensees in such Calendar Quarter, (ii) the amount of Net Sales of the Licensed Products in such Calendar Quarter (including reasonable information supporting the determination of Net Sales, such as the gross invoice prices charged for the Licensed Products and any permitted deductions made pursuant to this Agreement), (iii) a calculation of the royalty payment due on such Net Sales, including the application of any reductions made in accordance with Sections 8.3(c)-(e), (iv) if applicable, the exchange rate used to calculate such payment for such country as determined in accordance with Section 9.2.
(b)    In addition to the foregoing Royalty Report, Ono shall provide Biohaven with a preliminary “flash” report for royalty payments within [***] Business Days after the end of each Calendar Quarter, setting forth Ono’s then-available good faith estimates of Net Sales of the Licensed Products in the Territory for such Calendar Quarter.
(c)    Following the receipt of each Royalty Report, Biohaven will send Ono an invoice and, if applicable, updated Taxation Forms. Ono shall pay the royalties due hereunder for the Calendar Quarter covered by the applicable Royalty Report by the later of (i) [***] Business Days after Ono’s receipt of such invoice and, if applicable, such Taxation Forms, and (ii) [***] days after the end of such Calendar Quarter; provided that if Biohaven informs Ono that Biohaven does not intend or is unable to provide such Taxation Forms, Ono shall pay such royalties by the later of (a) [***] Business Days after Ono’s receipt of the relevant invoice, and (b) [***] days after the end of such Calendar Quarter.
9.2    Exchange Rate; Manner and Place of Payment. All payments under this Agreement will be payable in U.S. dollars. If any payment amount under this Agreement is denominated in Japanese Yen, or another currency other than United States dollars, such payment amount shall be converted into United States dollars at the exchange rate (TTM rate) for the conversion of Japanese Yen, or such other currency, into United States dollars posted by the MUFG Bank, Ltd., on the last day of the Calendar Quarter in which such payment amount accrues, and paid in United States dollars on the date on which Ono makes the applicable payment hereunder, provided that no deduction from any amount shall be made in respect of bank fees or charges. All payments owed under this Agreement will be made by wire transfer in immediately available funds to a bank and an account designated in writing by Biohaven. For the purpose of computing the Net Sales for any Licensed Product sold by Ono or its Affiliates or Sublicensees in the Territory in a currency other than Japanese Yen under this Agreement, such Net Sales shall be converted into Japanese Yen using the average exchange rate (TTM rate) in the relevant period used by Ono for its audited financial statements for such period.
9.3    Costs and Expenses.
(a)    Reimbursement of Costs. To the extent a Party is responsible under this Agreement for reimbursing, bearing or otherwise paying any FTE Costs, Out-of-Pocket Costs or other costs or expenses incurred by or on behalf of the other Party, including in connection with any Development activities, Regulatory Activities, Manufacturing activities, technology transfer, support activities or other activities under this Agreement, the Party seeking reimbursement shall deliver to the responsible Party, within [***] days after the end of each Calendar Quarter, a written report specifying such reimbursable costs and expenses in reasonable detail, and shall issue an invoice for such amounts (with reasonable supporting documentation upon request). The responsible Party shall reimburse the undisputed amounts in accordance with this Article 9 within [***] days after receipt of such report and invoice.
(b)    Pre-Signing Costs. Ono shall pay to Biohaven an amount equal to Biohaven’s and its Affiliates’ documented Out-of-Pocket Costs incurred from and after [***] and prior to the Effective Date, to the extent incurred in connection with (i) Development activities for the Licensed Compounds or Licensed Products in the Territory, including Ongoing Studies in the Territory, and (ii) prepaid amounts or other advance payments to Third Party vendors, including contract research organizations, for services or deliverables to be provided on or after the Effective Date in connection with the Development or Regulatory Approval of Licensed Compounds or Licensed Products in the Territory. Biohaven shall send invoice for such pre-signing costs with the record of such Out-of-Pocket Costs and Ono shall pay such cost within [***] Business Days from the receipt of the invoice.
(c)    Cost Records and Audit. Biohaven shall, and shall cause its Affiliates to, keep complete and accurate records prepared in accordance with Accounting Standards of all amounts invoiced or otherwise charged by Biohaven to Ono under Sections 9.3(a) and 9.3(b), Manufacturing Cost and amounts charged for Special Assistance under this Agreement in sufficient detail to permit Ono to confirm the accuracy of such costs for [***] years after the year to which they relate. Not more than [***] per Calendar Year, on [***] days’ written notice, Ono may have an independent certified public accountant reasonably acceptable to Biohaven, and under terms of confidentiality acceptable to Biohaven, audit those records during normal business hours for a period covering not more than [***] years following the end of the Calendar Year to which they pertain; provided that Ono shall not be entitled to audit such records for any Calendar Year more than once and such audit shall not extend to the books or records of any Third Party. Upon completion of such audit, Ono shall cause the accountant to provide Biohaven and Ono simultaneously with a written report stating only whether the charges for the audited period were correct and the specific details concerning any discrepancy. Biohaven shall refund to Ono any overcharge within [***] days after the accountant’s report, together with interest on such amounts at the rate set forth in Section 9.6 accruing from the date such amounts were originally due. Any undercharge by Biohaven revealed by an audit will be paid by Ono within [***] days after the accountant’s report. Ono will bear the full cost of such audit unless such audit discloses an overcharge by Biohaven of more than [***] percent ([***]%) of the amount charged for the audited period, in which case, Biohaven will bear the full cost (including any reasonable fee paid by Ono to such auditor) of such audit. Ono shall treat the report of such audit furnished by the auditor subject to review under this Section 9.5 as confidential, and shall cause its auditor to retain all such report and any information known to such auditor during the audit in confidence.
9.4    Taxes.
(a)    [Intentionally Omitted.]
(b)    [Intentionally Omitted.]
(c)    Withholding Tax. Any and all payments made pursuant to this Agreement will be paid without deduction or withholding for any Taxes, except as required by Applicable Law. The Parties shall use commercially reasonable efforts to cooperate in order to reduce, or eliminate, any withholding and deduction on account of any and all Taxes from any payment under this Agreement. To the extent a Party is required by Applicable Law to deduct or withhold Taxes on any payment to the other Party (the “Withheld Amount”), such Party shall (i) provide notice to the other Party of its intent to deduct or withhold at least [***] Business Days before any such deduction or withholding is made and (ii) remit such Withheld Amount to the proper Governmental Authority in a timely manner and promptly (and in any case within [***] Business Days from such remittance) transmit to the other Party an official Tax certificate or other reasonable evidence of any withholding sufficient to enable the other Party to claim available credits for such Withheld Amount. The withholding Party will have the right to deduct such Withheld Amount from payment due to the other Party. For the avoidance of doubt, to the extent such Withheld Amount is so withheld and remitted in accordance with this Section 9.4(c), such Withheld Amount will be treated for all purposes of this Agreement as having been paid to the other Party.
(d)    Notwithstanding anything to the contrary in this Agreement but subject to Section 9.4(f), the Parties acknowledge and agree that, absent a Change in Withholding Tax Law after the Effective Date, so long as Biohaven provides the Taxation Forms prior to any such payment, no withholding or deduction in respect of Taxes is required under any Applicable Law in respect of such payment made to Biohaven, provided, however, this assumption may change due to the change of Applicable Law or change in domiciles of the Parties subject to Section 9.4(f) or other factors.
(e)    Tax Cooperation; Refunds. The Parties agree to cooperate with one another in accordance with Applicable Law to more accurately determine each Party’s Tax liability and to use commercially reasonable efforts to mitigate or reduce Tax withholding or similar obligations in respect of payments made by each Party to the other Party under this

Agreement. Ono shall provide such assistance as Biohaven shall request in obtaining the benefit of any present or future treaty against double taxation that may apply to the payments. Without limiting the generality of the foregoing, each Party will provide the other with any Taxation Forms and other information that may be reasonably necessary to reduce withholding based on an applicable treaty or otherwise, including a properly completed Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable, before a payment is made. Each Party will provide and make available to the other Party any exemption certificates, resale certificates or other required Tax forms reasonably requested by the other Party to support the provisions of this Agreement. If any Taxation Form or other information a Party previously delivered expires or becomes obsolete or inaccurate in any respect, then such Party will provide the other Party with an updated version of such Taxation Form or certification or promptly notify the other Party in writing of its legal inability to do so. Each Party will provide the other Party with reasonable assistance to enable the reduction, credits, or recovery, as permitted by Applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, and such reduction, credits or recovery to be for the account of the Party bearing such withholding (or similar) Tax. Promptly (and in any event within [***] Business Days) after receipt by a Party of any such refund that is for the account of the other Party pursuant to the foregoing, the first-mentioned Party shall pay over, by wire transfer of immediately available funds, any such refund received, including any interest thereon to the extent such interest is actually included in the refunded amount from the Governmental Authority, to the other Party.
(f)    Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, including Section 9.4, if as a result of a Party assigning, transferring, or conveying rights under this Agreement to an Affiliate or changing its domicile, additional Taxes become due that would not otherwise have been due hereunder with respect to payments under this Agreement, then such Party will be responsible for and bear the economic burden of all such additional withholding Taxes. For the avoidance of doubt, if the Party bearing the economic burden of such additional withholding Taxes is the Party making payments subject to such withholding Taxes, then such Party shall pay additional amounts such that the Party receiving any payment subject to such withholding Taxes receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(g)    Notwithstanding anything to the contrary in this Section 9.4, all amounts payable under this Agreement which (in whole or in part) constitute the consideration for any supply for Indirect Tax purposes are deemed to be exclusive of Indirect Taxes (if any). If any amount of Indirect Tax for which Biohaven is liable to account is chargeable or imposed by Applicable Laws in respect of a payment made pursuant to this Agreement, unless and to the extent that Biohaven is entitled to recover such Indirect Tax (e.g., eligible for input tax credit), Ono shall pay Biohaven an amount equal to such Indirect Tax at the applicable rate in respect of such payment following the receipt of a valid invoice from Biohaven in the appropriate form required under Applicable Laws in respect of such payment. Such amount in respect of Indirect Tax shall be payable on the later of (i) the due date of the payment to which such Indirect Tax relates and (ii) [***] days after the receipt by Ono of the applicable valid invoice setting forth the amount of the applicable Indirect Tax. The Parties shall issue valid invoices for all amounts due under this Agreement consistent with applicable Indirect Tax requirements. The Parties agree to cooperate with one another in accordance with Applicable Law to more accurately determine each Party’s Indirect Tax liability and to use commercially reasonable efforts to mitigate or reduce Indirect Tax in respect of payments made by each Party to the other Party under this Agreement.
9.5    Records; Audit.
(a)    Ono shall, and shall cause its Affiliates and Sublicensees to (i) keep complete and accurate records pertaining to the Commercialization of Licensed Products in sufficient detail to permit Biohaven to confirm the accuracy of the royalty payments and other payments provided hereunder and (ii) maintain such records for [***] years following the end of the Calendar Quarter to which they pertain, or such longer period as may be required under Applicable Law.
(b)    During the Term, Biohaven shall have the right to have an independent, certified public accountant reasonably acceptable to Ono audit such records to confirm Net Sales, royalties payments and Ono’s satisfaction of all such obligations for a period covering not more than [***] years following the Calendar Quarter to which they pertain; provided that Biohaven shall not be entitled to audit such records for the same period of time more than once. Such audits may be conducted during normal business hours upon reasonable, but no less than [***] days, prior written notice to Ono, and not more than [***] per Ono Fiscal Year. Upon completion of such audit, Biohaven shall cause the auditor having pursued such audit to provide Biohaven and Ono with a written report describing the results of such audit; provided, however, that Biohaven shall ensure that such auditor shall not provide Biohaven with any information other than the results of such audit which is necessary or reasonably useful to verify the accuracy of the records furnished or payments made by Ono, its Affiliates or Sublicensees hereunder. Ono shall, and shall cause its Affiliates and Sublicensees to, pay any amounts shown to be owed but unpaid within [***] days after the accountant’s report, together with interest on such amounts at the rate set forth in Section 9.6 accruing from the date such amounts were originally due. Any overpayment by Ono revealed by an audit will be credited against future payments owed by Ono to Biohaven. Biohaven will bear the full cost of such audit unless such audit discloses an underpayment by Ono, its Affiliates or Sublicensees of more than [***] ([***]%) of the amount of royalties or other payments due under this Agreement for the audited period, in which case, Ono will bear the full cost (including any reasonable fee paid by Biohaven to such auditor) of such audit. Biohaven shall treat the report of such audit furnished by the auditor subject to review under this Section 9.5 as confidential, and shall cause its auditor to retain all such report and any information known to such auditor during the audit in confidence.
(c)    Ono shall, and shall cause its Affiliates and Sublicensees to, make such books and records pertaining to the calculation of the Net Sales of Licensed Products open to inspection by Yale in accordance with the Upstream License Agreement, at Yale’s expense, which will not be more frequently than once per year, during normal business hours upon [***] days’ prior written notice, for the purpose of verifying the accuracy of the royalty payments and other payments provided hereunder.

9.6    Late Payments. In the event of any delay in the payment of any undisputed amount under this Agreement, Ono will pay Biohaven interest on such overdue amount from and including the date such payment was due until the date such payment is actually paid in full, at a per annum rate equal to the lower of: (i) the prime rate as published in The Wall Street Journal (or any successor publication) plus [***] percent ([***]%); or (ii) the maximum rate permitted by Applicable Laws. For clarity, interest will be calculated on the basis of the actual number of days elapsed and a 365-day year.
ARTICLE 10
INTELLECTUAL PROPERTY
10.1    Background IP. All right, title and interest in and to the Know-How and Patents, and any other Intellectual Property Controlled by a Party or its Affiliates prior to the Effective Date or discovered, generated, acquired or otherwise Controlled by a Party or its Affiliates during the Term outside the scope of this Agreement will, in each case, be solely owned by such Party and its Affiliates (“Background IP”).
10.2    Arising IP. As between the Parties, ownership of any Patents (“Arising Patents”) or Know-How (“Arising Know-How”) conceived, discovered or generated under this Agreement (collectively, “Arising IP”) shall follow inventorship, as determined in accordance with the patent laws of the United States, or authorship or contribution, as applicable, in accordance with Applicable Law. Each Party shall promptly notify the other Party upon becoming aware of any Arising IP.
10.3    Patent Coordination Team. Promptly after the Effective Date, the Parties shall establish a Patent coordination team (“Patent Coordination Team”) to facilitate communications with respect to issues germane to this Article 10. Without limiting the generality of the foregoing, the Patent Coordination Team shall discuss and align on a consistent and coordinated strategy for the Prosecution and Maintenance of Patents subject to this Agreement that may affect both Parties’ Respective Territories. The Patent Coordination Team shall be composed of at least one (1) designee from each Party who is appropriate for the scope of responsibilities and activities to be undertaken.
10.4    Patent Prosecution and Maintenance.
(a)    Biohaven Rights. As between the Parties, Biohaven will have the first right (subject to Ono’s step-in rights in Section 10.4(b)) to control the Prosecution and Maintenance of the Licensed Patents and Biohaven Arising Patents and any Family Patents thereof, at its sole expense and by counsel of its own choice. Biohaven will consult with Ono and keep Ono reasonably informed of the status of the Prosecution and Maintenance of the Licensed Patents and Biohaven Arising Patents and will promptly provide Ono with all material correspondence received from any patent authority in connection therewith.
(b)    Ono Step-In Right. If Biohaven elects not to Prosecute or Maintain, or to discontinue Prosecution or Maintenance of, any Licensed Patent set forth on Exhibit A, any Biohaven Arising Patent and any Family Patents thereof, then Biohaven shall provide Ono with written notice of such election reasonably in advance of any applicable filing, response, maintenance fee or other deadline. Following receipt of such notice and subject to Biohaven’s obligations under the Upstream License Agreement, Ono shall have the right, but not the obligation, to have such Patents assigned to Ono, at Ono’s sole expense and by counsel of its own choice. In such event, Biohaven shall reasonably assist and cooperate with Ono in connection therewith, at Ono’s expense, and such Patent shall be treated as a Patent Controlled by Ono or its Affiliates and shall be excluded from a Valid Claim for purposes of the Royalty Term.
(c)    Ono Arising Patents. As between the Parties, Ono will have the first right to control the Prosecution and Maintenance of the Ono Arising Patents at its sole expense and by counsel of its own choice worldwide. If Ono elects not to Prosecute or Maintain, or to discontinue Prosecution or Maintenance of any Ono Arising Patents, then Ono shall provide Biohaven with written notice of such election reasonably in advance of any applicable filing, response, maintenance fee or other deadline, and Biohaven shall have the right, but not the obligation, to Prosecute, Maintain or continue Prosecution or Maintenance thereof, at Biohaven’s sole expense. In such event, Ono shall reasonably assist and cooperate with Biohaven in connection therewith, at Biohaven’s sole expense.
(d)    Joint Arising Patents. The Parties shall discuss and agree, on a territory-by-territory basis, which Party shall have the right to Prosecute and Maintain the Joint Arising Patents in each applicable territory. Notwithstanding the foregoing, all costs and expenses incurred in connection with Prosecution and Maintenance activities in the Territory shall be borne by Ono, and all such costs and expenses incurred outside the Territory shall be borne by Biohaven.
(e)    Patent Term Extensions. The Parties shall discuss and agree which, if any, of the Licensed Patents and Arising Patents in the Territory should be the subject of a patent term extension application. The Parties shall seek patent term extensions for such Patents in the Territory. Ono shall have the final decision-making authority with respect to whether to apply for any such patent term extension for the Licensed Patents and Arising Patents in the Territory. Biohaven shall have the final decision-making authority with respect to whether to apply for any such patent term extension for the Licensed Patents and Arising Patents outside the Territory. The prosecuting Party of a Patent shall act with reasonable promptness, taking into account the development stage of the applicable Licensed Product(s), to apply for any such patent term extension for such Patent, if it elects to do so, and both Parties shall cooperate fully with each other in making such filings or taking such actions, including making available all required information and executing any required authorizations necessary to obtain such patent term extension. All costs and expenses incurred in connection with patent term extension activities relating to the Licensed Patents, whether in or outside the Territory, shall be borne by Biohaven. All costs and expenses incurred in connection with patent term extension activities relating to the Ono Arising Patents and Joint Arising Patents in the Territory shall be borne by Ono, and all such costs and expenses incurred outside the Territory shall be borne by Biohaven.

(f)    Yale Confidential Information. Notwithstanding anything to the contrary, Ono shall not use any Confidential Information of Yale made available by Biohaven to Ono, and identified by Biohaven as Yale’s Confidential Information at the time of disclosure, in connection with this Agreement for the Prosecution or Maintenance of any patent application or any Patent unless and until Biohaven has obtained any prior written consent required from Yale under the Upstream License Agreement.
(g)    Patent Filing in Low-Income Countries. Ono shall not file any Patents that claim any Licensed Product in any low-income or lower-middle income countries as designated by the World Bank from time to time, without the prior written consent of Biohaven.
10.5    Enforcement and Defense.
(a)    Notice. Each Party will notify the other Party promptly, and in any event within [***] Business Days, after becoming aware of, with respect to the Licensed Product, (i) any alleged, actual or threatened infringement of the Licensed Patents or Arising Patents or challenge to any Licensed Patents or Arising Patents, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any Licensed Patents or Arising Patents or (ii) any alleged, actual or threatened misappropriation or other unauthorized use or disclosure of any Licensed Know-How or Arising Know-How (such matters covered in (i) and (ii), “Infringement”).
(b)    Enforcement by Ono. As between the Parties, Ono will have the first right, but not the obligation, to bring and control any action or proceeding with respect to any Infringement of any Licensed IP or Arising IP by a Third Party product that is competitive with a Licensed Product in the Field in [***], at Ono’s sole expense and by counsel of its own choice; provided that Ono shall comply with all applicable obligations under the Upstream License Agreement with respect to such action or proceeding. If Ono does not bring an action or proceeding with respect to any Infringement described in Section 10.5(b) within [***] days after becoming aware of such Infringement, or such shorter period as may be required to preserve rights under Applicable Law, or if Ono ceases to diligently pursue or elects to withdraw from such action or proceeding, then Biohaven shall have the right, but not the obligation, to bring, continue and control such action or proceeding at its own expense and by counsel of its own choice. Notwithstanding the foregoing, Ono shall not take any action to enforce any Licensed Patents, or any Patents owned by Ono that cover any Licensed Product in Developing Economies, where such action is intended to prevent the sale of any Licensed Product solely in any such countries, provided that Ono may take such action in such country if the action is intended to prevent the Manufacture of any Licensed Product for export from Developing Economies.
(c)    Enforcement in the ASEAN Countries. With respect to any Infringement in [***], the Parties shall mutually agree on whether to bring any such action or proceeding and the strategy for the conduct and control thereof. Upon such mutual agreement, the Parties shall, and shall cause their respective Affiliates to, cooperate in good faith with each other in connection with such action or proceeding, including by joining such action or proceeding if required under the Applicable Laws for the enforcing Party to establish standing.

(d)    Enforcement by Biohaven. As between the Parties, Biohaven shall retain the right, but not the obligation, to bring and control any action or proceeding with respect to any Infringement of any Licensed IP or Arising IP outside the Territory or any Infringement that is not described in Section 10.5(b) or 10.5(c) at Biohaven’s sole expense and by counsel of its own choice. If Biohaven does not bring an action or proceeding with respect to any Infringement of any Ono Arising IP or Joint Arising IP outside the Territory within [***] days after becoming aware of such Infringement, or such shorter period as may be required to preserve rights under Applicable Law, or if Biohaven ceases to diligently pursue or elects to withdraw from such action or proceeding, then Ono shall have the right, but not the obligation, to bring, continue and control such action or proceeding at its own expense and by counsel of its own choice.
(e)    Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of any action or proceeding under this Section 10.5 shall first be used to reimburse the Parties’ reasonable and documented out-of-pocket legal expenses incurred in connection with such action or proceeding. Any remaining recovery or damages shall be retained by a Party or Parties as follows:
(i)    Enforcement in the Territory. Any remaining recovery or damages related to the enforcement of the Licensed IP in the Territory shall be retained by Ono, provided that such recovery or damages shall be deemed Net Sales and subject to royalty payments to Biohaven in accordance with Section 8.3. Any remaining recovery or damages related to the enforcement of the Ono Arising IP in the Territory shall be retained by Ono, provided that if any enforcement action or proceeding is brought and controlled by Biohaven, such remaining recovery or damages retained by Ono shall be deemed Net Sales and subject to royalty payments to Biohaven in accordance with Section 8.3. Any remaining recovery or damages related to the enforcement of the Joint Arising IP in the Territory shall be shared [***] between Biohaven and Ono provided that if any enforcement action or proceeding is brought and controlled by Biohaven, such Ono’s portion of remaining recovery or damages shall be deemed Net Sales and subject to royalty payments to Biohaven in accordance with Section 8.3.
(ii)    Enforcement outside the Territory. Any remaining recovery or damages related to the enforcement of the Licensed IP outside the Territory shall be retained by Biohaven if any enforcement action or proceeding is brought and controlled by Biohaven. Any remaining recovery or damages related to the enforcement of the Ono Arising IP outside the Territory shall be shared [***] between the Parties if such enforcement action or proceeding is brought and controlled by Biohaven, and be retained by Ono if such enforcement action or proceeding is brought and controlled by Ono. Any remaining recovery or damages related to the enforcement of the Joint Arising IP outside the Territory shall be shared [***] between Biohaven and Ono.
(iii)    Notwithstanding the foregoing, any recovery or damages resulting from an action or proceeding under this Section 10.5 involving any Patent licensed under the Upstream License Agreement shall be applied: (x) first, to reimburse the Party that brought and controlled such action or proceeding for its reasonable Out-of-Pocket Costs; (y) second, to reimburse Yale for its Out-of-Pocket Costs, including legal fees; and (z) thereafter, [***] percent

([***]%) of the remaining amount shall be paid to Yale in accordance with the Upstream License Agreement, and the balance shall be allocated between the Parties in accordance with above (i) or (ii), as the case may be.
(f)    Cooperation. In the event that a Party brings an action in accordance with this Section 10.5, the other Party shall, and shall cause its Affiliates to assist and cooperate, including, if required to bring such action, being named as a party to and joining such action. Such Party shall reimburse the other Party for all reasonable Out-of-Pocket Costs incurred by the other Party or its Affiliates in connection with the foregoing. Such other Party may, at its own expense, appoint counsel or another representative of its choice to participate in or cooperate with any action or proceeding under this Section 10.5, and the Parties shall keep one another informed of the status of such action or proceeding.
10.6    Infringement of Third Party Rights. If any Licensed Compound or Licensed Product becomes the subject of a Third Party claim in the Field in the Territory alleging infringement of any Intellectual Property, Ono shall promptly notify Biohaven. Ono shall have the right to control the defense and settlement of such claim, at its own expense and by counsel of Ono’s own choice, subject to Section 10.7; provided that Ono shall keep Biohaven reasonably informed regarding the status of such claim, reasonably consult with Biohaven with respect to the defense and settlement thereof, and consider Biohaven’s comments in good faith. Biohaven shall reasonably cooperate with Ono in connection with such defense, at Ono’s expense. The Parties may enter into a common interest or similar agreement, as appropriate, in connection with such defense.
10.7    Consent for Settlement. Neither Party will unilaterally enter into any settlement or compromise of any action or proceeding under this Article 10 that would in any manner (a) alter, diminish, or be in derogation of the other Party’s rights under this Agreement, (b) adversely affect the validity, enforceability, scope, ownership or right to use or otherwise exploit any Licensed IP, as applicable, or (c) give rise to any financial liability on, or require an admission of liability by, the other Party or any of its Affiliates or any sublicensees, without the prior written consent of such other Party, which will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Ono shall not enter into any settlement or compromise of any action or proceeding under this Article 10 with respect to any Patents licensed under the Upstream License Agreement without Biohaven’s prior written consent (not to be unreasonably withheld or delayed).
10.8    Patent Marking. To the extent required by Applicable Law, Ono shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products (or the applicable product insert or packaging) with the number of each issued Licensed Patent that applies to the Licensed Products in compliance with Applicable Law.
10.9    Common Interest. All information exchanged between the Parties regarding the Prosecution, Maintenance, enforcement or defense of Patents under this Article 10 will be deemed to be Confidential Information of the Party that controls the Prosecution, Maintenance, enforcement or defense (as applicable) of the applicable Patent. In addition, each Party acknowledges and agrees that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors or licensees are to obtain, for their mutual benefit, patent protection and plan patent defense against potential patentability or invalidity challenges or infringement activities by Third Parties, and as such, are aligned and are legal in nature. Each Party agrees and acknowledges that it has not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this Article 10, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good-faith belief that any information required to be disclosed by such Party to the other Party under this Article 10 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information unless and until the Parties have agreed upon a procedure (which may include entering into a specific common interest agreement, disclosing such Confidential Information on a “for counsel eyes only” basis or similar procedure) under which such Confidential Information may be disclosed without waiving or breaching such privilege or immunity. The Parties shall in good faith cooperate to agree upon any such procedures.
ARTICLE 11
REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1    Mutual Representations, Warranties and Covenants. Each Party represents and warrants to the other that, as of the Effective Date, and covenants to the other Party, as applicable:
(a)    It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action;
(c)    This Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;
(d)    In the performance of its obligations under this Agreement, such Party will comply, and will cause itself, its Affiliates, and their respective employees and contractors to comply, with all Applicable Laws;
(e)    It is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the period commencing on the Effective Date and ending upon the expiration or earlier termination of this Agreement, employ or use the services of any person who is debarred or disqualified in connection with activities relating to any Licensed Compound or Licensed Product;

(f)    Itself, its Affiliates, and their respective employees and contractors, have not, directly or indirectly, and will not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for the purpose of obtaining or retaining business for or with, or directing business to, any person, including either Party;
(g)    To the Knowledge of each Party, as of the Effective Date, such Party and its respective directors, officers, or employees involved in any Development of the Licensed Compound or the Licensed Product have not (i) committed an act, (ii) made a statement or (iii) failed to act or make a statement, in any case ((i), (ii) or (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development, Manufacture, Commercialization or other Exploitation of the Licensed Compound or the Licensed Product or (y) in each Party’s reasonable opinion, could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies, with respect to the Development, Manufacture, Commercialization or other Exploitation of the Licensed Compound or the Licensed Product; and
(h)    It and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, will not cause any Ono Representatives or Biohaven Representatives, as applicable, to be in violation of any Applicable Laws or otherwise cause any reputational harm to the other Party.
11.2    Additional Biohaven Representations, Warranties, and Covenants. Except as set forth in Schedule 11.2, Biohaven represents and warrants to Ono, as of the Effective Date, and covenants to Ono as expressly set forth in this Section 11.2, as follows (provided that any exception or disclosure set forth on Schedule 11.2 shall identify, with reasonable specificity, the particular representation, warranty or covenant in this Section 11.2 to which such exception or disclosure relates and shall describe the underlying facts in reasonable detail sufficient for Ono to evaluate the nature and materiality of the matter disclosed):
(a)    Exhibit A sets forth a complete and accurate list of all Licensed Patents;
(b)    except for the Upstream License Agreement, neither Biohaven nor any of its Affiliates is a party to any agreement with any Third Party pursuant to which Biohaven or its Affiliates receives from such Third Party any rights in or to the Licensed IP;
(c)    Biohaven (i) has disclosed the genuine and full copies of all Upstream License Agreements to Ono, (ii) has not received any written notice of breach, default, termination, dispute or claim under the Upstream License Agreement that would reasonably be expected to adversely affect Ono’s rights under this Agreement, and (iii) will not amend, terminate, breach or otherwise modify the Upstream License Agreement or consent or waive rights with respect thereto, in each case, in any manner that adversely affects the rights granted to Ono hereunder;
(d)    as of the Effective Date, the Licensed IP is Controlled by Biohaven or its Affiliates free and clear of any liens, charges and encumbrances and Biohaven will not permit the Licensed IP to become subject during the Term to any liens, charges and encumbrances that would materially adversely affect the licenses granted to Ono under Section 2.1;
(e)    Biohaven and its Affiliates have the right to grant the license contemplated in Section 2.1 and will not enter into any agreement nor grant during the Term, any right, license or interest in and to the Licensed IP, or any portion thereof, that would materially adversely affect the licenses granted to Ono under Section 2.1;
(f)    the inventorship of each Licensed Patent is identified on each patent and patent application, and all official fees, maintenance fees and annuities for the Licensed Patents have been paid such that the Licensed Patents are subsisting and, to Biohaven’s Knowledge, the claims included in any Licensed Patents that are issued are valid and enforceable;
(g)    to Biohaven’s Knowledge, as of the Effective Date, Biohaven is not aware of the existence of any references or conduct that would bring into question the inventiveness of the Licensed Patents that Cover the Licensed Compound and Licensed Product in the Field in the Territory, or pending or threatened actions, suits, investigations, claims or proceedings in any way including any threatened claims of litigation seeking to invalidate or otherwise challenge the Licensed Patent in the Territory;
(h)     any person working at Biohaven or consultant, contractor or advisor who is or will be named as an inventor of a Licensed Patent has executed and delivered or will execute and deliver to Biohaven an agreement assigning to Biohaven all rights, titles and interests in and to all the inventions for the Licensed Patent arising out of or relating to such person’s activities with respect to the Licensed Compound and Licensed Product.
(i)    Biohaven is not aware of or has not received any written notice from a Third Party asserting or alleging that the Development of any Licensed Compound conducted by Biohaven prior to the Effective Date or Development, Manufacture, Commercialization or other Exploitation of the Licensed Compound and Licensed Product infringed any Patents or misappropriated any Intellectual Property of any Third Party in the Field in the Territory in any material manner;
(j)    to Biohaven’s Knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated the Licensed IP with respect to the Licensed Compounds in the Field in the Territory in any material manner;
(k)    (i) as of the Effective Date, Biohaven has made available to Ono all material scientific and technical information known to Biohaven relating to the Licensed Compound and Licensed Product and other information which Biohaven reasonably considers necessary for Ono to Develop the Licensed Compound and Licensed Product in the Field in the

Territory, in each case, to the extent in Biohaven’s Control or possession, and (ii) to the Knowledge of Biohaven, such information is materially accurate;
(l)    as of the Effective Date, with respect to the Licensed Compound and Licensed Product, (i) Biohaven has generated, prepared, maintained and retained all data and regulatory documentation that is required to be generated, maintained or retained pursuant to and in accordance with Applicable Laws; (ii) all such data and regulatory documentation are true, complete and correct in all material respects, and what it purports to be, to the Knowledge of Biohaven; and (iii) Biohaven has complied with Applicable Laws in all material respects, and, with respect to research and other Development activities conducted by the contractors and consultants for or on behalf of Biohaven, Biohaven has no Knowledge of any material non-compliance with Applicable Laws;
(m)    as of the Effective Date, Biohaven is not aware of any material safety issues relating to the Licensed Compound or the Licensed Product;
(n)    as of the Effective Date, to Biohaven’s Knowledge, there is no fact or circumstance that would reasonably be expected to materially adversely affect the acceptance or the subsequent approval, by any Regulatory Authority of any filing, application or request for the Regulatory Approval with respect to the Licensed Compound and Licensed Product;
(o)    the material Licensed Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality, and to Biohaven’s Knowledge, no breach of such confidentiality has been committed by any Third Party; and the Licensed IP does not include any material trade secrets that have been misappropriated from any Third Party; and
(p)    Biohaven has initiated the establishment of second site for Manufacturing the Licensed Compound and the Licensed Product and will use Commercially Reasonable Efforts to complete such establishment and will keep the JSC updated on its progress. Such second site shall be located at a location approved by the JSC.
11.3    Additional Ono Representations, Warranties, and Covenants. Ono represents and warrants to Biohaven, as of the Effective Date, and covenants to Biohaven as expressly set forth in this Section 11.3, as follows:
(a)    Notwithstanding Section 14.5, Ono has not, and shall not, directly or indirectly commence, assist or participate in any Patent Challenge anywhere in the world with respect to any Licensed Patent except any Biohaven Patent; provided, however, that if, as a result of a Change of Control of Ono or any of its Affiliates, any person or entity that becomes an Affiliate of Ono is then engaged in a Patent Challenge with respect to any such Licensed Patent, Biohaven shall not exercise any termination right arising solely as a result of such Patent Challenge for so long as Ono promptly undertakes and continues to use reasonable efforts to cause such Patent Challenge to be withdrawn, abandoned, dismissed or otherwise terminated; and

(b)    Ono’s commercial, general liability insurance, other insurance or self-insurance is sufficient to cover the contractual liability for indemnification by Ono under this Agreement and the Upstream License Agreement.
11.4    Territorial Covenants.
(a)    Each Party agrees and covenants for itself and its Affiliates, successors, agents and assigns, and any person claiming by, through or under it, that such Party will, and will cause its Affiliates, and will include provisions in its agreements with sublicensees or licensees, as applicable, requiring such sublicensees or licensees, not to, directly or indirectly, actively promote, market, distribute, import, sell, have sold or otherwise Commercialize any Licensed Compound or Licensed Product outside such Party’s Respective Territory. Without limiting the foregoing, (i) neither Party nor its Affiliates will engage in any advertising or promotional activities relating to any Licensed Compound or Licensed Product for sale outside such Party’s Respective Territory; (ii) neither Party nor its Affiliates will actively solicit orders for any Licensed Compound or Licensed Product from any prospective purchaser for sale outside such Party’s Respective Territory; and (iii) each Party will include provisions in its agreements with sublicensees or licensees, as applicable, requiring such sublicensees or licensees not to so engage or solicit.
(b)    If a Party or any of its Affiliates, sublicensees or licensees receives any order from a prospective purchaser for sale outside such Party’s Respective Territory, such Party will promptly refer that order to the other Party. Neither Party nor its Affiliates will, and neither Party will authorize its sublicensees or licensees to, knowingly accept any such orders.
(c)    Notwithstanding anything to the contrary, materials used in the advertisement and promotion of Licensed Compounds or Licensed Products in a Party’s Respective Territory may be accessible to persons outside such Party’s Respective Territory, including through websites or other digital uses, and such use shall not breach this Agreement provided that: (i) the media chosen is not primarily directed to persons residing outside such Party’s Respective Territory or chosen with the primary intent of communicating with persons residing outside such Party’s Respective Territory; and (ii) in the case of periodicals or other distributed materials, such materials are not primarily distributed to persons outside such Party’s Respective Territory.
(d)    For clarity and notwithstanding anything to the contrary, nothing in this Section 11.4 shall restrict (i) Biohaven or its Affiliates or licensees from conducting Development, Manufacturing, Regulatory Activities, medical or scientific exchange, publication activities, investor or corporate communications, or any Global Clinical Study, and (ii) Ono or its Affiliates or Sublicensees from conducting Development, Regulatory Activities, medical or scientific exchange, publication activities, investor or corporate communications, in each case, to the extent permitted under this Agreement.
11.5    Non-Compete. Neither Party shall, nor shall cause its Affiliates and (Sub)licensees to, from the Effective Date until the earlier of (A) the [***] anniversary of the first occurrence of First Commercial Sale of any Licensed Product in the Territory, or (B)

expiration or termination of this Agreement for any reason, directly or indirectly, anywhere in the world in the case of Ono and solely in the Territory in the case of Biohaven, Exploit, or knowingly assist any Third Party to Exploit, (i) any compound or product containing any pan IgG 1/2/4 degrader, or (ii) IgG 1 degrader, IgG 2 degrader, IgG 4 degrader, IgG 1/2 degrader, IgG 2/4 degrader or IgG 1/4 degrader in Graves’ disease and any other indications which are specified in the Territory Development Plan from time to time, in each case, other than (a) Development activities through completion of Phase I clinical trials, (b) Manufacturing activities reasonably necessary to conduct such permitted Development activities, (c) a Licensed Compound or Licensed Product or (d) a combination product comprising a Licensed Compound or Licensed Product together with any non-pan IgG 1/2/4 degrader compound Controlled by such Party; provided, however, that nothing in this Section 11.5 will restrict a Party or its Affiliates from (x) maintaining passive investments of less than [***] percent ([***]%) of the outstanding voting securities of any Publicly Traded Company or minority strategic investment in any privately held entity, provided that such investment does not confer operational control, board representation or access to competitively sensitive information, (y) entering into or performing ordinary-course supply, contract research, contract manufacturing or other service arrangements, or (z) conducting any activities required by Applicable Law or by a Governmental Authority. Notwithstanding the foregoing, neither Party will be in breach of this Section 11.5 if such Party or any of its Affiliates undergoes a Change of Control with a Third Party and such Third Party or any of its Affiliates existing immediately prior to the closing of such Change of Control engages in activities that would otherwise violate this Section 11.5, provided that such Third Party acquirer ensures that such Party implements commercially reasonable safeguards to segregate the other Party’s Confidential Information and Licensed Know-How from such activities.
11.6    Ono’s Right for First Negotiation.
(a)    Without limiting Biohaven’s obligations under Section 11.5, [***], if (a) Biohaven or any of its Affiliates wishes to (i) Develop in the Territory any compound or product that is an (x) IgG 1 degrader, IgG 2 degrader, IgG 4 degrader, IgG 1/2 degrader, IgG 2/4 degrader or IgG 1/4 degrader for treating Graves’ disease or any other indications which are specified in the Territory Development Plan from time to time, (y) TSHR AAb Degrader or (z) pan IgG1/2/4 degrader which is not Covered by the Licensed Patents (each, a “Follow-On Compound”) or (ii) sell, transfer, assign, or license, any of its rights in and to such Follow-On Compound to a Third Party for such Third Party to Develop, Manufacture, Commercialize or otherwise Exploit such Follow-On Compound in the Territory, or (b) Biohaven or any of its Affiliates receives a written offer from a Third Party to obtain rights to Develop, Manufacture, Commercialize or otherwise Exploit any Follow-On Compound in the Territory and Biohaven or its Affiliates intend to pursue such offer, then, in each case of (a) and (b), Biohaven will promptly notify Ono in writing (the “ROFN Notice”). For clarity, a Follow-On Compound excludes BHV-1300, BHV-1310 and BHV-1320 and any other Licensed Compound.
The ROFN Notice shall include (a) the material terms and conditions (including the scope of rights, financial terms and diligence terms) of the proposed license for such Follow-On Compound from Biohaven in the case of above (a), or (b) the material terms and conditions

(including the scope of rights, geographic territory and other material terms other than financial terms) of sale, transfer, assignment, license or other disposition to such Third Party proposed by such Third Party to the extent Biohaven is authorized to disclose such material terms and conditions (the “Third Party Terms”), if any.
(b)    Ono may: (i) within [***] days following receipt of the ROFN Notice for a transaction involving rights solely in the Territory, or (ii) within [***] days following receipt of the ROFN Notice for a transaction involving rights in the Territory and outside the Territory; deliver written notice to Biohaven electing to exercise its right of first negotiation to obtain a license along with Ono’s proposed term sheet (including an exclusive license, if elected by Ono) to Exploit such Follow-On Compound in the Territory in the case of clause (a) of the first paragraph of this Section 11.6, and in the case of clause (b) of that paragraph, on the Third Party Terms (the “ROFN Exercise Notice”). If Ono timely delivers a ROFN Exercise Notice, then Biohaven and Ono shall promptly negotiate in good faith and enter into a definitive agreement agreeable between the Parties for rights in the Territory, and in the case of clause (b) of that paragraph, reflecting the Third Party Terms (and such other customary terms as are necessary to effectuate such transaction and are not inconsistent with the Third Party Terms).
(c)    If Ono fails to deliver a ROFN Exercise Notice within the applicable [***] day or [***] day period, or if Ono and Biohaven fail to execute a definitive agreement regarding the transactions contemplated by the ROFN Notice: (i) within [***] days after the ROFN Notice for a transaction involving rights solely in the Territory, which period is extendable once at either Party’s request for an additional [***] days, or (ii) within [***] days after the ROFN Notice for a transaction involving rights in the Territory and outside the Territory, which period may be extendable upon the mutual agreement by the Parties; then Biohaven may, subject to Section 11.5, Develop, Manufacture, Commercialize or otherwise Exploit such Follow-On Compound by itself or grant to the applicable Third Party the rights for such Follow-On Compound.
11.7    Disclaimer. Except as expressly set forth in this Agreement, all other representations and warranties, whether arising by operation of law or otherwise, are hereby expressly excluded; each Party expressly disclaims any and all warranties of any kind, express or implied, including the warranties of design, merchantability, fitness for a particular purpose, noninfringement of the Intellectual Property of Third Parties, or arising from a course of dealing, usage or trade practices.
ARTICLE 12
INDEMNIFICATION
12.1    Indemnification by Biohaven. Biohaven will defend, indemnify, and hold harmless Ono and its Affiliates and their respective directors, officers, employees and agents (each, an “Ono Representative”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Ono Representative may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the Exploitation of any Licensed Compound or Licensed Product by Biohaven or its Affiliates or

licensees (other than Ono, its Affiliates or Sublicensees), (b) the gross negligence or willful misconduct of any Biohaven Representative, or (c) the breach by Biohaven of any warranty, representation, covenant, or agreement made by Biohaven in this Agreement; except, in each of subsections (a) through (c), to the extent such Losses are subject to Ono’s indemnification obligations pursuant to Section 12.2 or the Parties’ indemnification obligations under the Supply Agreement.
12.2    Indemnification by Ono. Ono will defend, indemnify, and hold harmless Biohaven and its Affiliates and their respective directors, officers, employees, and agents (each, a “Biohaven Representative”) from and against any and all Losses to which any Biohaven Representative may become subject as a result of any Claim to the extent such Losses arise out of: (a) the Exploitation of any Licensed Compound or Licensed Product by Ono or its Affiliates or Sublicensees, including the final packaging and labeling and related finished-product activities for Licensed Products in the Field in the Territory by or on behalf of Ono, (b) the gross negligence or willful misconduct of any Ono Representative, or (c) the breach by Ono of any warranty, representation, covenant, or agreement made by Ono in this Agreement; except, in each of subsections (a) through (c), to the extent such Losses are subject to Biohaven’s indemnification obligations pursuant to Section 12.1 or the Parties’ indemnification obligations under the Supply Agreement.
12.3    Procedure. A Party that intends to claim indemnification under this Article 12 (the “Indemnitee”) will promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor will have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 12 will not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim will only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee will cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitor shall not, without the prior written consent of the Indemnitee, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnitee.
12.4    Insurance. On or prior to the earlier of the date of First Commercial Sale or testing or use on humans of any Licensed Product by or on behalf of Ono, Ono, at its own expense, will purchase and maintain commercial general liability insurance that (a) is reasonably sufficient to cover liabilities related to its, its Affiliates’ and Sublicensees’ activities under this Agreement as is normal and customary in the pharmaceutical industry for persons similarly situated; (b) lists “Yale University, its trustee, directors, officers, employees and agents” as additional insured parties; (c) provides that such policy is primary and not excess or contributory with regard to other insurance Yale may have; and (d) is endorsed to include product liability coverage in amounts no less than Five Million U.S. Dollars (USD $5,000,000.00) per incident and Ten Million U.S. Dollars (USD $10,000,000.00) annual aggregate. Ono will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Biohaven upon request. Ono shall provide at least [***] days’ written notice to Biohaven prior to any cancellation of or material change to the policy.
12.5    Limitation of Liability. Except for liability for breach of Article 13 or Section 11.5 hereof or a Party’s willful misconduct or fraudulent or intentionally wrongful act, neither Party will be entitled to recover from the other Party any special, incidental, consequential, or punitive damages under this Agreement; provided, however, that this Section 12.5 will not be construed to limit either Party’s indemnification obligations under this Article 12.
ARTICLE 13
CONFIDENTIALITY
13.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the period commencing on the Effective Date and ending [***] years after the expiration or earlier termination of this Agreement (or, for any trade secret, for so long as such trade secret constitutes a trade secret under Applicable Law), the receiving Party will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party under this Agreement, and both Parties will keep confidential and, subject to Sections 13.2 through 13.5, will not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations. Each Party will use at least the same standard of care as it uses to protect proprietary or Confidential Information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.
13.2    Exceptions. The obligations of confidentiality and restriction on use under Section 13.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure by the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

13.3    Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)    filing, prosecuting, or maintaining Licensed Patents or Arising Patents as permitted by this Agreement;
(b)    Regulatory Filings for Licensed Products that such Party has a license or right to Develop hereunder in a given country or jurisdiction;
(c)    prosecuting or defending litigation as permitted by this Agreement;
(d)    complying with applicable court orders or governmental regulations, including regulations applicable to the public sale of securities;
(e)    in the case of Ono, disclosure to its and its Affiliates’, directors, officers, employees, consultants, contractors, and agents, and to Sublicensees, in each case on a need-to-know basis in connection with the Exploitation of the Licensed Compounds or Licensed Products in the Field in the Territory in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, provided that such obligations applicable to consultants, contractors, and agents may be of shorter duration so long as such obligations extend for at least [***] years from the expiration or termination of the applicable agreement with such consultants, contractors, and agents (and, with respect to trade secrets, for so long as such information remains a trade secret);
(f)    in the case of Biohaven, disclosure to its and its Affiliates’, directors, officers, employees, consultants, contractors, and agents, and to licensees, in each case on a need-to-know basis in connection with the Exploitation of the Licensed Compounds or Licensed Products outside of the Territory in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, provided that such obligations applicable to consultants, contractors, and agents may be of shorter duration so long as such obligations extend for at least [***] years from the expiration or termination of the applicable agreement with such consultants, contractors, and agents (and, with respect to trade secrets, for so long as such information remains a trade secret);
(g)    in the case of Biohaven, disclosure to Yale to the extent reasonably necessary for Biohaven or its Affiliates to comply with the Upstream License Agreement, provided that Biohaven shall use reasonable efforts to limit such disclosure to information required to be disclosed under the Upstream License Agreement; and
(h)    disclosure to potential and actual investment bankers, investors, lenders, acquirers, licensees, and other financial or commercial partners (and their attorneys and agents) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, but which obligations may be of shorter duration (except for trade secrets which will be maintained as confidential as long as they are trade secrets) to the extent such shorter duration is reasonable and customary in the case of investment bankers, investors, lenders, or financial partners and their attorneys and agents.
In the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.3(c) or 13.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. Any information disclosed pursuant to Section 13.3(c) or 13.3(d) will remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 13. Notwithstanding the foregoing, the Parties will take all reasonable action to avoid disclosure of Confidential Information hereunder.
13.4    Securities Filings; Press Release; Public Statements.
(a)    The Parties agree that the press releases set forth on Exhibit C may be released on or after the Effective Date. Either Party may make any public disclosure or press release relating to this Agreement or the activities contemplated hereby with prior written notice to the other Party. A Party desiring to make public disclosure or press release will notify the other Party in writing of such intention and will provide the other Party with a copy of public disclosure or press release at least [***] Business Days prior to such public disclosure or press release (and any revisions to such portions of the proposed public disclosure or press release a reasonable time prior to the publication thereof). The other Party will have the right to propose modifications to such public disclosure or press release for patent reasons, trade secret reasons or business reasons, and the desiring Party will remove all Confidential Information of the other Party requested by the other Party. A Party may (i) once a public disclosure or press release has been made by a Party in accordance with this Agreement, make subsequent public disclosure or press release of any of the information contained in such public disclosure or press release, without notice to the other Party, and (ii) to the extent required under Applicable Laws, make or issue a public filing, securities disclosure or press release relating to this Agreement or the activities contemplated hereby as required, in the reasonable judgment of such Party, by Applicable Laws, without other Party’s review, approval or consent, provided that such disclosing Party shall endeavor to provide the other Party with advance notice thereof and an opportunity to comment to the extent reasonably practicable under the circumstances and shall not disclose Confidential Information of the other Party in such disclosure other than confidential data or results and then only if such confidential data or results are included in a provisional patent application filed on or prior to such disclosure.
(b)    Subject to the foregoing, but otherwise notwithstanding anything to the contrary in this Article 13, in the event either Party proposes to file with the SEC or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, such Party will notify the other Party in writing of such intention and will provide the other Party with a copy of relevant portions of the proposed filing at least [***] Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Agreement or any related agreements between the Parties. Subject to the foregoing, the Party making such filing will cooperate in good faith with the other Party to obtain confidential treatment of the terms and conditions of this Agreement or any related agreements between the Parties that the other Party requests to be kept confidential or otherwise afforded confidential treatment, and will only disclose Confidential Information that it is reasonably advised by legal counsel is legally required to be disclosed. No such notice will be required if the description of or reference to this Agreement or a related agreement between the Parties contained in the proposed filing has been included in any previous filing made by either Party in accordance with this Section 13.4 or otherwise approved by the other Party or disclosed in a prior press release by the Parties or other prior public disclosure made by a Party in accordance with the terms of this Article 13.
(c)    Notwithstanding anything to the contrary in this Agreement, unless otherwise required by Applicable Law, Ono shall not, and shall cause its Affiliates and Sublicensees not to, disclose the Upstream License Agreement or any material terms thereof, whether in redacted form or not, as a consequence of Ono being a Publicly Traded Company (or in preparation of Ono, any Sublicensee or any Affiliate of Ono to become a Publicly Traded Company) without the prior written consent of Biohaven.
13.5    Publications.
(a)    As between the Parties, (i) Ono or its Affiliates or Sublicensees will have the sole right to publicly present or publish the results of or scientific information regarding any activities under this Agreement that relate to the Licensed Compounds or Licensed Products in the Territory, other than any data resulting from clinical trials conducted by Biohaven or its Affiliates or licensees with respect to Development of Licensed Product for Regulatory Approval outside of the Territory, and (ii) Biohaven or its Affiliates or licensees will have the sole right to publicly present or publish the results of or scientific information regarding any activities under this Agreement that relate to the Licensed Compounds or Licensed Products outside of the Territory and any data resulting from clinical trials conducted by Biohaven or its Affiliates or licensees with respect to Development of Licensed Product for Regulatory Approval outside of the Territory.
(b)    If either Party desires to publicly present or publish any results or information in accordance with Section 13.5(a), such Party (the “Publishing Party”) will submit to the other Party (the “Reviewing Party”) for review a copy of any proposed abstract, manuscript, presentation, poster, summary or other proposed public disclosure that includes such results or information (each, a “Publication”) at least [***] days before the proposed submission, presentation or other disclosure (the “Review Period”). The Reviewing Party will provide any comments on such Publication within the Review Period. The Publishing Party will consider in good faith all comments timely provided by the Reviewing Party, including any comments regarding the potential adverse impact of such Publication on the Exploitation of any Licensed Compound or Licensed Product. Upon the Reviewing Party’s request, the Publishing Party will remove from the Publication any Confidential Information of the Reviewing Party

identified by the Reviewing Party. If the Reviewing Party reasonably determines that the Publication contains patentable subject matter for which patent protection should be sought, the Publishing Party will, upon the Reviewing Party’s request made within [***] days after receipt of such Publication, delay the applicable submission, presentation or other disclosure for up to an additional [***] days to permit the preparation and filing of one or more patent applications. Notwithstanding the foregoing, only in the limited case that Publishing Party is highly likely to lose material opportunity for the Publication if the Publishing Party complies with this provision and provides full Review Period to the Reviewing Party, Publishing Party shall notify the Reviewing Party of such situation in advance as soon as practicable regarding such opportunity and planned Publication, and the Parties shall discuss in good faith the feasible timeline for the review.
(c)    Each Party will comply, and will cause its Affiliates or (sub)licensees to comply, to the extent applicable, with (i) standard academic practice regarding authorship of scientific publications and recognition of contribution of the other Party in any publication governed by this Section 13.5, including International Committee of Medical Journal Editors standards regarding authorship and contributions, and (ii) standard pharmaceutical industry accepted guidelines regarding promotional materials, including Pharmaceutical Research and Manufacturers of America (PhRMA) guidelines.
13.6    Prior Mutual Confidential Disclosure Agreement. As of the Effective Date, the terms of this Article 13 will supersede the Mutual Confidentiality Agreement executed as of [***] between Biohaven and Ono (the “Prior CDA”) to the extent it applies to each Party’s rights and obligations relating to each other. Any information disclosed pursuant to any such Prior CDA will be deemed Confidential Information for purposes of this Agreement.
13.7    Use of Name. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement, its subject matter or the activities of the Parties hereunder without the prior express written permission of the other Party, except as may be required by Applicable Laws or expressly permitted by the terms hereof. Each Party shall be entitled to include the name, logo and picture of the other Party within a list of collaborators with consent of the other Party. Once a Party obtains such consent from the other Party, such Party may use the name, logo and picture of such other Party in a Party’s annual report, company brochure or website and similar materials during the Term.
13.8    Equitable Relief. Notwithstanding Article 15, given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 13. In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13.

ARTICLE 14
TERM AND TERMINATION
14.1    Term. This Agreement will commence on the Effective Date and, unless terminated earlier as provided in this Article 14, will continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the applicable Royalty Term for such Licensed Product in such country, and will expire in its entirety upon the expiration of the last-to-expire Royalty Term for any Licensed Product in any country in the Territory (the “Term”). Upon expiration of the Royalty Term for a Licensed Product in a particular country in the Territory (to the extent, for clarity, that this Agreement has not been terminated earlier as provided in this Article 14), the licenses granted by Biohaven to Ono under Section 2.1, with respect to such Licensed Product (and corresponding Licensed Compound) and such country, will become exclusive solely related to the Licensed Compound and Licensed Product (to the extent Biohaven has the right to grant an exclusive license), fully paid-up, perpetual, irrevocable and royalty-free, provided, however, upon Ono’s request, [***].
14.2    Termination by Ono for Convenience. Ono shall have the right to terminate this Agreement in its entirety, on a Licensed Product-by-Licensed Product or country-by-country basis, for any reason or no reason upon (a) [***] days written notice to Biohaven before the First Commercial Sale of a Licensed Product and (b) [***] ([***]) days written notice to Biohaven on or after the First Commercial Sale of a Licensed Product. Notwithstanding the foregoing, if Ono terminates this Agreement in [***], this Agreement shall be terminated in its entirety.
14.3    Termination by Mutual Agreement. The Parties may terminate this Agreement at any time upon mutual written agreement, in its entirety or, subject to the Parties’ agreement with respect to the effects of termination, with respect to one or more Licensed Products or countries.
14.4    Termination for Cessation of Development.
(a)    If, during the Term, Biohaven reasonably believes that (x) all of Ono, its Affiliates or Sublicensees do not conduct any Development activities for any Licensed Compound or Licensed Product for a period of [***] consecutive months, and (y) such cessation or suspension is not caused by (i) a Force Majeure Event, (ii) Good Reason, (iii) a delay in response from a Regulatory Authority to the extent not resulting from any act or omission of Ono, its Affiliates or Sublicensees, or (iv) any material action or inaction by Biohaven or its Affiliates (collectively “Suspected Cessation of Development”), then Biohaven shall notify Ono of such Suspected Cessation of Development. When Ono receives such notice, Ono shall have the opportunity to explain that Ono, its Affiliates or Sublicensees continue Development of any Licensed Compound or Licensed Product. If Biohaven still believes that there is Suspected Cessation of Development, Biohaven shall notify Ono of such opinion. If Ono has not restarted the Development activity of any Licensed Compound or Licensed Product or has not submitted a reasonable restart plan to Develop any Licensed Compound or Licensed Product which can be agreed by Biohaven within [***] days after notice of such opinion, Biohaven may terminate this Agreement at the end of such [***] day period. The termination right under this Section 14.4 by Biohaven shall expire upon the First Commercial Sale of a Licensed Product. For clarity,

Biohaven may not exercise its termination right under this Section 14.4(a) to the extent Ono, its Affiliates or Sublicensees is Developing at least one Licensed Compound or Licensed Product. For further clarity, the waiting period for the response from the Regulatory Authority and the period during which Ono is planning or preparing any Development activities, revising the study details and Development plan, communicating with the Regulatory Authority, reviewing the business feasibility assessment, and obtaining internal approvals. shall not be deemed to be Suspected Cessation of the Development.
(b)    Unless and until the Parties have completed the dispute resolution procedures set forth in Article 15, then provided Ono continues to comply with its other obligations under this Agreement, including all payment obligations, during the pendency of any dispute, then Biohaven will not have the right to terminate this Agreement under this Section 14.4(a). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations.
14.5    Patent Challenges to Licensed Patents Solely Controlled by Biohaven. Subject to this Agreement, in the event that Ono or any of its Affiliates or Sublicensees directly or indirectly commences or assists any Third Party in commencing any proceeding anywhere in the world challenging the validity, patentability, enforceability or non-infringement of any Licensed Patent solely Controlled by Biohaven (”Biohaven Patent”), or opposing the issuance, grant or extension of any Biohaven Patent or any supplementary protection certificate with respect thereto (”Patent Challenge”), except as required under a court order or subpoena, Biohaven may terminate this Agreement only upon (i) providing Ono with at least [***] days prior written notice of its intent to terminate under this Section14.5, and (ii) Ono’s failure to withdraw, abandon, or terminate (as applicable) such proceeding within such [***]-day period. If Ono (or its applicable Affiliate or Sublicensee) withdraws, abandons, or terminates (as applicable) such proceeding within such [***]-day period, Biohaven’s right to terminate under this Section 14.5 with respect to such proceeding shall cease and be of no further force or effect.
14.6    Termination for Cause.
(a)    Material Breach.
(i)    Each Party will have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within [***] days after notice of such breach from the non-breaching Party; provided that, if such material breach is a breach of any payment obligation, the applicable cure period will be [***] Business Days after notice thereof. If any material breach other than a breach of a payment obligation is not reasonably capable of cure within such [***]-day period but is capable of cure, the breaching Party may submit a reasonable cure plan prior to the end of such [***]-day period, in which case, if the non-breaching Party agrees to such plan (such agreement not to be unreasonably withheld, conditioned or delayed), the non-breaching Party will not have the right to terminate this Agreement during an additional [***]-day period, so long as the breaching Party is using best efforts to implement such cure plan throughout such additional [***]-day period. In case that (i) the material breach in question takes place with respect only to a certain Licensed Product or to a certain country and (ii) such material breach does not jeopardize the non-breaching Party’s rights and benefits in and to other Licensed Product(s) or other country(ies), the non-breaching Party’s right to terminate this Agreement shall be limited to such Licensed Product or such country.
(ii)    Unless and until the Parties have completed the dispute resolution procedures set forth in Article 15, then provided the Party alleged to be in breach continues to comply with its other obligations under this Agreement, including all payment obligations, during the pendency of any dispute, then the non-breaching Party will not have the right to terminate this Agreement under Section 14.6(a). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations.
(b)    Bankruptcy. To the extent permitted under Applicable Law, each Party will have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [***] days after the commencement thereof.
14.7    Effects of Termination. Upon termination of this Agreement, the following will apply:
(a)    Upon termination of this Agreement, the licenses granted to Ono in Section 2.1 will automatically and immediately terminate, and all other rights and obligations of the Parties under this Agreement will also automatically and immediately terminate (except for those rights that survive pursuant to Section 14.9).
(b)    Except in the event of termination of this Agreement by Biohaven pursuant to Sections 14.4, 14.5 or 14.6, Ono, its Affiliates and Sublicensees will have the right to sell any or all of the inventory of Licensed Products held thereby as of the date of termination for a period of six (6) months following such termination, so long as such sales are made in the normal course consistent with Ono’s past practice and the applicable terms of this Agreement and Ono continues to comply with all of its payment, reporting and audit obligations hereunder with respect to the Licensed Products.
(c)    Except in the event of termination of this Agreement by Ono in accordance with Section 14.6, Ono will immediately pay or cause to be paid to Biohaven all sums which at the date of termination have been incurred and are due to Biohaven under this Agreement. For clarity, termination by Ono in accordance with Section 14.6 shall not relieve Ono of its obligation to pay or cause to be paid to Biohaven all sums which as of the date of termination have been incurred and are due to Biohaven under this Agreement prior to such termination.
(d)    Notwithstanding anything to the contrary herein, if any clinical trial of a Licensed Product in the Territory (including any Local Clinical Study, Declined Clinical Study or Similar Local Clinical Study) has been initiated at the time of termination, the terms of this Agreement will continue to apply as necessary to accomplish a safe and orderly wind-down of such clinical trials, at the sole expense of Ono; provided, further, that, upon Biohaven’s request, Ono, at Ono’s sole expense (but in the event of termination of this Agreement by Ono in accordance with Section 14.6, at Biohaven’s sole expense), shall, and shall cause its Affiliates and Sublicensees to, transfer to Biohaven or its designee the sponsorship and conduct of, and any data or materials relating to, any such clinical trial of a Licensed Product. Ono will reasonably assist and cooperate with Biohaven to effect any such transfer and, until such transfer is complete, will continue to conduct such clinical trial in compliance with Applicable Laws and Biohaven’s reasonable instructions.
(e)    With respect to all Regulatory Filings and all other regulatory documents necessary to further Develop and Commercialize the Licensed Products in the Territory, as they exist as of the date of such termination, Biohaven shall determine in its sole discretion which of these shall be, at the reasonable expense of Biohaven, or, in the event of termination by Biohaven in accordance with Section 14.4, 14.5 or 14.6, at Ono’s expense, (i) assigned to Biohaven, and Ono shall provide to Biohaven a copy of the applicable documents and filings, together with the raw and summarized data for any preclinical and clinical studies of the Licensed Products or (ii) withdrawn or inactivated.
(f)    To the extent not already in Biohaven’s possession, Ono shall, at Biohaven’s reasonable expense, provide to Biohaven the tangible embodiments of all Know-How Controlled by Ono or any of its Affiliates to the extent necessary for the Exploitation of the Licensed Compounds and Licensed Products in the Field in the Territory in existence as of the date of such termination. Except in the event of termination of this Agreement by Ono in accordance with Section 14.6, Ono shall reasonably cooperate with Biohaven to assist Biohaven with understanding and Exploitation of such Know-How so provided to Biohaven up to [***] months from such termination.
(g)    Effective upon such termination date, Ono hereby grants to Biohaven a perpetual, irrevocable, worldwide, transferable, freely sublicensable (through multiple tiers) license and right of reference, under (a) any Know-How and (b) any Patents, in each case, that are Controlled by Ono or any of its Affiliates as of the date of such termination and that are necessary for the Exploitation of the Licensed Compounds and Licensed Products, and Family Patents thereof, for Exploitation of the Licensed Compounds and Licensed Products anywhere in the world. The foregoing license in (a) with respect to Know-How (i) [***] or (ii) [***]. If royalty-bearing, the Parties shall negotiate in good faith and mutually agree on a fair and reasonable royalty rate, which royalty rate shall account for the remaining term of applicable Patents and the commercial viability of the Licensed Compounds and Licensed Products. If the Parties fail to reach an agreement on such royalty rate after [***] days of negotiations, such royalty rate shall be determined through binding arbitration in accordance with Article 15. Notwithstanding the foregoing, Ono shall assign any Patents Controlled by Ono pursuant to Section 10.4(b) to Biohaven upon termination of this Agreement, except if this Agreement is terminated by Ono pursuant to Section 14.6.
(h)    To the extent Ono owns any Common Product Marks or Ono Product Mark that pertain primarily to the Licensed Product that Biohaven reasonably believes would be necessary for the Exploitation of a Licensed Product in the Territory (as then currently marketed, but not including any marks that include any corporate name or logo of Ono), Ono shall, at Biohaven’s reasonable expense, assign (or cause its Affiliate to assign) to Biohaven all of Ono’s (or such Affiliate’s) right, title and interest in and to any such item.
(i)    If this Agreement is terminated with respect to one or more, but not all, Licensed Products or countries (the “Terminated Scope”), then this Section 14.7 shall apply mutatis mutandis solely with respect to the Terminated Scope. For purposes of applying this Section 14.7, each reference to the termination of this Agreement will be deemed to refer to the termination of this Agreement with respect to the Terminated Scope, and the licenses, rights and obligations terminated, transferred, assigned or granted pursuant to this Section 14.7 will be limited to the Terminated Scope. This Agreement will otherwise remain in full force and effect with respect to all Licensed Products and countries outside the Terminated Scope. Notwithstanding the foregoing, Ono shall provide, assign, transfer or license to Biohaven all Regulatory Filings, Regulatory Approvals, data, materials, Know-How, Patents, Product Marks and other rights that are necessary for Biohaven or its designee to continue the Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds and Licensed Products within the Terminated Scope, even if any such item also relates to Licensed Products or countries outside the Terminated Scope; provided that any such assignment, transfer or license shall not terminate or materially impair Ono’s rights to use such item as necessary to perform its continuing obligations or exercise its continuing rights under this Agreement outside the Terminated Scope. The Parties will cooperate in good faith to implement the foregoing in a manner that permits the orderly transition of the Terminated Scope without materially disrupting activities continuing under this Agreement.
14.8    Confidential Information. Upon termination of this Agreement, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party will promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or Control containing Confidential Information of the other Party, pursuant to the other Party’s request; provided that such Party may keep one (1) copy of such materials for archival purposes only subject to continuing confidentiality obligations or to the extent such Confidential Information is electronically archived in the ordinary course of the receiving Party’s business. Any such Confidential Information retained by the receiving Party pursuant to this Section 14.8 will remain subject to the obligations of non-disclosure and will not be used for any purpose other than to comply with Applicable Law.
14.9    Survival. Expiration or termination of this Agreement for any reason will not relieve the Parties of any obligation or right that has already accrued prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions will survive expiration or termination of this Agreement: Articles 1, 9 (to the extent relating to amounts accrued prior to expiration or termination of this Agreement or payable in connection with any post-termination sell-off pursuant to Section 14.7(b)), 12, 13, 15 and 16 and Sections 5.7 (in the case of expiration of this Agreement), 6.2(b) (in the case of expiration of this Agreement), 7.6(a) (for so long as Ono Manufactures any Licensed Compound or Licensed Product following expiration of the applicable Royalty Term), 7.7 (in the case of expiration of this Agreement), 10.1, 10.2, 10.9, 14.7, 14.8 and 14.9.
ARTICLE 15
DISPUTE RESOLUTION
15.1    Arbitration.
(a)    Any dispute, controversy, or claim arising under or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance, or termination (“Dispute”) will be resolved amicably by negotiation between the Parties. Except as otherwise specified in Sections 3.8 and 3.9, either Party may initiate such informal Dispute resolution by sending written notice of the Dispute to the other Party, and then appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations in person or via video-conference without delay from such notice. Subject to Sections 3.8 and 3.9, if such representatives are unable to resolve such Disputes within [***] days of such notice, either Party may refer the matter by written notice to the executives for discussion and resolution, and if such executives are unable to resolve such Dispute within [***] days of such written notice, such Dispute will be finally resolved through binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) as then in effect (the “ICC Rules”).
(b)    The arbitration will be conducted by three (3) arbitrators, who must not be a current or former employee or director, or a then-current stockholder, of either Party, their respective then-current Affiliates, or any (Sub)licensee. Each Party will nominate one arbitrator each and the two-arbitrators so nominated will jointly nominate a third arbitrator, who will act as the president arbitrator. The place of arbitration will be Osaka, Japan, if the arbitration is demanded by Biohaven, and New York City, U.S. if the arbitration is demanded by Ono, and all communications and documents relating thereto will be conducted in English.
(c)    Document production in the arbitration will generally be conducted in accordance with the latest IBA Rules on the Taking of Evidence in International Arbitration.
(d)    The award will be final, binding and unappealable, and judgment upon the award may be entered in any court of competent jurisdiction. The Emergency Arbitrator Provisions and the Expedited Procedure Provisions shall not apply. The arbitrators will have no authority to award punitive or any other non-compensatory damages. The costs and expenses of translation of relevant documents and translators relating to the arbitration shall be deemed as the costs and expenses of the arbitration, and may be allocated to any Party in the award by the tribunal. The tribunal may include in its award an allocation to any Party of costs and expenses relating to the arbitration, excluding legal fees, as the tribunal deems reasonable. Each Party shall bear its own costs and expenses for its own lawyers.
(e)    Except to the extent necessary to confirm or enforce an award or to accomplish the purpose of this Agreement, including to exercise its rights and to perform its obligations under this Agreement or as may be required by Applicable Law, the existence, content, or results of an arbitration will be Confidential Information of each of the Parties, and neither a Party nor the arbitrator may disclose such Confidential Information without the prior written consent of the other Party, provided, however, that each Party may disclose the content of the award to its Affiliates, sublicensees and licensees, employees, agents, consultants, contractors and other representatives who have a legitimate need to know the content of the award or as otherwise permitted under Article 13.
ARTICLE 16
GENERAL PROVISIONS
16.1    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S., without giving effect to any rules of conflict of laws that would result in the application of the substantive laws of any other jurisdiction.
16.2    Entire Agreement; Modification. This Agreement, including the exhibits and schedules, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.
16.3    Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
16.4    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement will neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any single or partial exercise by either Party of any right shall not preclude any further exercise thereof, or the exercise of any other right. Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and will be signed by such Party.

16.5    Encumbrances. Neither Party shall create, assume or permit to exist, any lien, pledge, security interest or other encumbrance on this Agreement, provided, however that Biohaven may pledge this Agreement as collateral in connection with debt financing or royalty instruments with the prior consent of Ono, which consent shall not be unreasonably withheld, conditioned or delayed.
16.6    Assignment.
(a)    Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets, or otherwise, without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned), except that: (i) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder, without the other Party’s consent in connection with a Change of Control of such Party, to the successor of the Party in such Change of Control, provided that the assignee will expressly agree to be bound by the assigning Party’s obligations under this Agreement; (ii) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent to an Affiliate for so long as such Affiliate remains an Affiliate of such assigning Party, provided that the assigning Party will remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate; and (iii) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the sale, transfer or other disposition of all or substantially all of such Party’s assets to which this Agreement relates, provided that [***].
(b)    As soon as practicable upon the entry by a Party into a definitive agreement that effects a Change of Control of such Party, such Party will provide written notice to the other Party setting forth the name of the Third Party acquirer or the entity with or into which such Party will be merged or consolidated, as the case may be, and such other details, as the other Party may reasonably request in connection with such Change of Control.
(c)    In the event of (i) a Change of Control involving either Party, or (ii) the acquisition by either Party of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “Acquisition”), the Intellectual Property of the Third Party acquirer in a Change of Control, or the Acquiree, as applicable, that existed prior to the effective date of such Change of Control or Acquisition (or that is developed thereafter without any use of Intellectual Property of such Party or any of its Affiliates existing prior to the Change of Control or Acquisition or acquired or developed thereafter) will not be included in the Patents, Know-How, or other Intellectual Property rights licensed or transferred hereunder by such Party to the other Party, or otherwise subject to this Agreement.
(d)    The rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the permitted successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s permitted successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 16.6 will be null and void, ab initio.
16.7    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication will not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.
16.8    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) internationally-recognized overnight courier, or (c) email confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 16.8. Notice will be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, [***] days after the date of postmark; (iii) if delivered by overnight courier, the [***] day after dispatch; or (iv) if sent by email, the date of confirmation of receipt if during the recipient’s normal business hours and followed up via delivery pursuant to subsection (i), (ii), or (iii) above.
If to Ono, notices must be addressed to:
Ono Pharmaceutical Co., Ltd.
8-2 Kyutaromachi 1 -chome, Chuo-ku,
Osaka-shi, Osaka 541-8564, Japan
Attention: [***]
Email: [***]
with a copy (which alone will not constitute notice) to:
Ono Pharmaceutical Co., Ltd.
8-2 Kyutaromachi 1 -chome, Chuo-ku,
Osaka-shi, Osaka 541-8564, Japan
Attention: [***]
Email: [***]
Ono Pharmaceutical Co., Ltd.
8-2 Kyutaromachi 1 -chome, Chuo-ku,
Osaka-shi, Osaka 541-8564, Japan
Attention: [***]
Email: [***]

If to Biohaven, notices must be addressed to:

Biohaven Pharmaceuticals Inc.
215 Church Street
New Haven, CT 06510, U.S.
Attention: [***]
Email: [***]

with a copy (which alone will not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004, U.S.
Attention: [***]
Email:      [***]

16.9    Force Majeure. Each Party will be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including Acts of God, fire, flood, explosion, earthquake, tsunami, pandemic, epidemic, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities or supply of raw materials (in each case to the extent resulting from an event beyond Biohaven’s reasonable control and not reasonably avoidable through Biohaven’s commercially reasonable mitigation efforts), or any other event similar to those enumerated above (“Force Majeure Event”). Such excuse from liability will be effective only to the extent and duration of the Force Majeure Event(s) causing the failure or delay in performance and provided that the Party has not caused such Force Majeure Event(s) to occur. Notice of a Party’s failure or delay in performance due to Force Majeure Event(s) shall be given to the other Party promptly after its occurrence. All delivery dates under this Agreement that have been affected by Force Majeure Event(s) will be tolled for the duration of such Force Majeure Event(s). In no event will any Party be required to prevent or settle any labor disturbance or dispute.
16.10    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.
16.11    Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
16.12    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference and will not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular will include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article will include all sections, subsections, and paragraphs in such Article, references to any section will include all subsections and paragraphs in such section, and references in this Agreement to any subsection will include all paragraphs in such subsection. The word “including” and similar words mean including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language will control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement will be in the English language.
16.13    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
16.14    Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery, such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have caused this Collaboration and License Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

BIOHAVEN PHARMACEUTICALS, INC.	ONO PHARMACEUTICAL CO., LTD.
By: /s/ Matt Buten	By: /s/ Toichi Takino
Name: Matt Buten	Name: Toichi Takino
Title: Chief Financial Officer	Title: Representative Director, President and Chief Operating Officer

Signature page to the Collaboration and License Agreement between Ono Pharmaceutical Co., Ltd. and Biohaven Pharmaceuticals, Inc.

EXHIBIT A

LISTED LICENSED PATENTS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT B
LICENSED COMPOUND

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT C
PRESS RELEASES

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT D
BIOHAVEN SUBLICENSING REQUIREMENTS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT E
ONGOING STUDIES

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT F
TERRITORY DEVELOPMENT PLAN

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT G
GLOBAL DEVELOPMENT PLAN

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT H
MANUFACTURING GUIDING PRINCIPLES

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE 2.6(a)
Tangible Embodiments of the Licensed Know-How

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE 11.2(g) and (i)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]